UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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LOWE’S COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lowe’s Companies, Inc.

Notice of
Annual Meeting
and
Proxy Statement

2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 29, 2009 — the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

Corporate Offices	1000 Lowe’s Boulevard
Mooresville, North Carolina 28117

LOWE’S
COMPANIES,
INC.
April 13, 2009

TO LOWE’S SHAREHOLDERS:

It is my pleasure to invite you to our 2009 Annual Meeting to be held at the Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, on Friday, May 29, 2009 at 10:00 a.m., local time. Directions to the Ballantyne Resort are printed on the back of the Proxy Statement.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2008 Annual Report. The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2008 Annual Report and a proxy card. All shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Using this distribution process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

We will broadcast the meeting live on the Internet. To access the webcast, visit Lowe’s website (www.Lowes.com/investor) where a link will be posted a few days before the meeting. A replay of the Annual Meeting will also be available beginning approximately three hours after the meeting concludes and will continue to be available for two weeks after the meeting.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. There are six items of business on this year’s agenda, each as described in the Proxy Statement. Your vote by proxy or in person at the meeting is important.

Yours cordially,

Robert A. Niblock
Chairman of the Board
and Chief Executive Officer

Notice of
Annual Meeting of Shareholders
of Lowe’s Companies, Inc.

Time and Date	10:00 a.m., local time, on Friday, May 29, 2009

Place	Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina

Purpose	1. To elect four Class II directors to a term of two years.

2. To approve amendments to the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan.

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2009 fiscal year.

4. To approve amendments to Lowe’s Articles of Incorporation eliminating all remaining supermajority vote requirements.

5. To consider and vote upon three shareholder proposals set forth at pages 40 through 48 in the accompanying Proxy Statement.

6. To transact such other business as may be properly brought before the Annual Meeting of Shareholders.

Record Date	Only shareholders of record at the close of business on March 27, 2009 will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponement or adjournment thereof.

Meeting Admission
You are entitled to attend the Annual Meeting only if you were a Lowe’s shareholder as of the close of business on March 27, 2009 or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a shareholder of record or hold your shares through the Company’s 401(k) Plan, Employee Stock Purchase Plan or Direct Stock Purchase Program, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a shareholder of record or a participant in one of the Company’s plans or purchase programs, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 27, 2009 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Voting
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote promptly. If you received a paper copy of the proxy voting materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of our proxy materials by visiting the Internet site address listed on your Notice, or by calling the toll-free number or sending an e-mail to the e-mail address listed on your Notice.

The Company’s Proxy Statement is attached. Financial and other information is contained in the Company’s Annual Report to Shareholders, which accompanies this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors,

Gaither M. Keener, Jr.
Senior Vice President,
General Counsel, Secretary &
Chief Compliance Officer

Mooresville, North Carolina
April 13, 2009

Lowe’s Companies, Inc.

Proxy Statement
for
Annual Meeting of Shareholders
May 29, 2009

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of Lowe’s Companies, Inc. (“Company” or “Lowe’s”) of proxies to be voted at the Annual Meeting of Shareholders to be held at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, North Carolina on Friday, May 29, 2009 at 10:00 a.m., local time.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials will also instruct you as to how you may submit your proxy over the Internet. If you received only a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, however, you should follow the instructions for requesting those materials included in the Notice.

The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 13, 2009. This Proxy Statement and the enclosed form of proxy relating to the 2009 Annual Meeting are also first being made available to shareholders on or about April 13, 2009.

Outstanding Shares

On March 27, 2009, there were 1,474,239,704 shares of Company common stock (“Common Stock”) outstanding and entitled to vote. Shareholders are entitled to one vote for each share held on all matters to come before the meeting.

Who May Vote

Only shareholders of record at the close of business on March 27, 2009 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

How To Vote

You may vote by proxy or in person at the meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or mail your signed and dated proxy or voting instruction card to our tabulator in the self-addressed envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares online by proxy at the Internet site address listed on your Notice. You may also request a paper copy of our proxy materials by visiting the Internet site address listed on your Notice, or by calling the toll-free number or sending an e-mail to the e-mail address listed on your Notice. Even if you plan to attend the meeting, we recommend that you vote by proxy prior to the meeting. You can always change your vote as described below.

How Proxies Work

The Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxyholders (members of Lowe’s management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish the proxyholders to vote your shares, they will vote your shares “FOR ALL” director nominees, “FOR” the proposal to amend the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, “FOR” the proposal to amend Lowe’s Articles of Incorporation eliminating all remaining supermajority vote requirements and “AGAINST” each of the three shareholder proposals. The proxyholders also will vote your shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail (if you have elected electronic delivery of proxy materials) or more than one paper copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction cards, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must vote at the Internet site address listed on your proxy or voting instruction card, call the toll-free number listed on your proxy or voting instruction card, or sign, date and return each proxy card and voting instruction card that you receive; and vote over the Internet the shares represented by each Notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices or e-mails).

If for any reason any of the nominees for election as director becomes unavailable for election, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board of Directors.

Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present.

Under New York Stock Exchange (“NYSE”) rules, the proposals to elect directors, ratify the appointment of the independent registered public accounting firm and approve the proposed amendments to the Articles of Incorporation are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions. The proposal to approve the amendments to the Company’s 2006 Long Term Incentive Plan and the three shareholder proposals are “non-discretionary” matters, which means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their customers.

Quorum

In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by the Company are not voted and do not count for this purpose.

Revoking Your Proxy

The shares represented by a proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a proxy bearing a later date. A proxy is also revoked if the person who executed the proxy is present at the meeting and elects to vote in person.

Votes Needed

Election of Directors.  In uncontested elections, directors are elected by the affirmative vote of a majority of the outstanding shares of the Company’s voting securities voted at the meeting, including those shares for which votes are “withheld.” In the event that a director nominee fails to receive the required majority vote, the Board of Directors may decrease the number of directors, fill any vacancy, or take other appropriate action. If the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast by the holders of voting securities entitled to vote in the election.

Approval of Amendments to Articles of Incorporation.  Approval of the proposal to amend Lowe’s Articles of Incorporation to eliminate all remaining supermajority vote requirements requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock.

Other Proposals.  Approval of the other proposals and any other matter properly brought before the meeting requires the favorable vote of a majority of the votes cast on the applicable matter at the meeting in person or by proxy. The proposal to approve amendments to the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan requires in addition that the total votes cast represent over 50% of the shares entitled to vote on the proposal.

Our Voting Recommendation

Our Board of Directors recommends that you vote:

•	“FOR” each of our nominees to the Board of Directors;

•	“FOR” the proposal to approve amendments to the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan;

•	“FOR” ratifying Deloitte & Touche LLP as our independent registered public accounting firm;

•	“FOR” the proposal to approve amendments to Lowe’s Articles of Incorporation eliminating all remaining supermajority vote requirements;

•	“AGAINST” the shareholder proposal regarding reincorporating in North Dakota;

•	“AGAINST” the shareholder proposal regarding health care reform principles; and

•	“AGAINST” the shareholder proposal regarding separating the roles of Chairman and CEO.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our Board of Directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Attending In Person

Only shareholders as of the close of business on March 27, 2009, their properly designated proxies and guests of the Company may attend the Annual Meeting. You must present photo identification for admittance. If you are a shareholder of record or hold your shares through the Company’s 401(k) Plan, Employee Stock Purchase Plan or Direct Stock Purchase Program, your name will be verified against the list of shareholders of record or plan or purchase program participants on the record date prior to your admission to the Annual Meeting. If you are not a shareholder of record or a participant in one of the Company’s plans or purchase programs, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 27, 2009 or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 10:00 a.m., local time, and check-in will begin at 8:30 a.m., local time.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Articles of Incorporation of the Company previously divided the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. At our 2008 Annual Meeting of Shareholders, the Board of Directors recommended, and shareholders approved, amendments to the Company’s Articles of Incorporation to declassify the Board over a three-year period. Accordingly, current directors, including Class I directors elected to three-year terms at last year’s Annual Meeting, will continue to serve the remainder of their elected terms. Class II directors with terms expiring at this year’s Annual Meeting will be elected to two-year terms expiring at the 2011 Annual Meeting of Shareholders, and Class III directors with terms expiring at the 2010 Annual Meeting will be elected to one-year terms expiring at the 2011 Annual Meeting of Shareholders. Beginning with the 2011 Annual Meeting of Shareholders, and at each Annual Meeting thereafter, all directors will be elected annually.

The number of directors is currently fixed at 11. The four nominees standing for election as Class II directors at the 2009 Annual Meeting of Shareholders are: Peter C. Browning; Marshall O. Larsen; Stephen F. Page and O. Temple Sloan, Jr. If elected, each Class II nominee will serve until his term expires in 2011 or until a successor is duly elected and qualified.

All of the nominees are currently serving as directors. Unless authority to vote in the election of directors is withheld, it is the intention of the persons named as proxies to vote “FOR ALL” of the four nominees. If at the time of the meeting any of these nominees is unavailable for election as a director for any reason, which is not expected to occur, the proxyholders will vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

INFORMATION CONCERNING THE NOMINEES

Nominees for Election as Class II Directors — Term to Expire in 2011

Peter C. Browning	Director Since: 1998 Age: 67

Member of Audit Committee and Governance Committee.  Dean of the McColl Graduate School of Business at Queens University of Charlotte from March 2002 to May 2005. Non-Executive Chairman 2000-2006 and Lead Director since 2006, Nucor Corporation, a steel manufacturer. President and CEO of Sonoco Products Company, a manufacturer of industrial and consumer packaging products, 1998-2000. He also serves on the boards of directors of Acuity Brands, Inc.; EnPro Industries, Inc.; Nucor Corporation; and The Phoenix Companies, Inc.

Marshall O. Larsen	Director Since: 2004 Age: 60

Chairman of Compensation Committee and member of Executive Committee and Governance Committee. Chairman of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, since October 2003, and President and Chief Executive Officer since February 2002 and April 2003, respectively. Chief Operating Officer of Goodrich Corporation from February 2002 to April 2003. Executive Vice President of Goodrich Corporation and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich Corporation, 1995-2002. He also serves on the board of directors of Becton, Dickinson and Company.

Stephen F. Page	Director Since: 2003 Age: 69

Chairman of Audit Committee and member of Executive Committee and Governance Committee. Served as Vice Chairman and Chief Financial Officer of United Technologies Corporation, manufacturer of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in 2004. President and Chief Executive Officer of Otis Elevator Company, a subsidiary of United Technologies Corporation, from 1997 to 2002. He also serves on the boards of directors of Liberty Mutual Holding Company, Inc. and PACCAR Inc.

O. Temple Sloan, Jr.	Director Since: 2004 Age: 70

Lead Director, Chairman of Governance Committee and member of Audit Committee and Executive Committee. Chairman of General Parts International, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. Until August 2008, he also served as Chief Executive Officer of General Parts International for a period of more than five years. He also serves on the boards of directors of Bank of America Corporation (Lead Director), Golden Corral and Highwoods Properties, Inc., where he serves as Chairman of the board.

INFORMATION CONCERNING CONTINUING DIRECTORS

Class III Directors — Term to Expire in 2010

David W. Bernauer	Director Since: 2007 Age: 65

Member of Audit Committee and Governance Committee. Non-Executive Chairman of the board of directors of Walgreen Co., the nation’s largest drugstore chain, from January 2007 until his retirement in July 2007. From January 2002 until July 2006, he served as Chief Executive Officer of Walgreen, at which time he stepped down from his executive duties with the company while remaining Chairman of the board, a position he had held since January 2003. From 1999 to January 2002, he served as President and Chief Operating Officer of Walgreen. He also serves on the board of directors of Office Depot, Inc.

Leonard L. Berry	Director Since: 1998 Age: 66

Member of Compensation Committee and Governance Committee. Distinguished Professor of Marketing, M.B. Zale Chair in Retailing and Marketing Leadership, and Professor of Humanities in Medicine, Texas A&M University, since 1982. He also serves on the boards of directors of Darden Restaurants, Inc. and Genesco Inc.

Dawn E. Hudson	Director Since: 2001 Age: 51

Member of Compensation Committee and Governance Committee. Vice Chair of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. President and Chief Executive Officer of Pepsi-Cola North America, the refreshment beverage unit of PepsiCo in the United States and Canada until November 2007, where she served as President since May 2002 and Chief Executive Officer since March 2005. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. She also serves on the board of directors of Allergan, Inc.

Robert A. Niblock	Director Since: 2004 Age: 46

Chairman of Executive Committee. Chairman of the Board and Chief Executive Officer of Lowe’s Companies, Inc. since January 2005. President from March 2003 to December 2006. Executive Vice President and Chief Financial Officer, 2001-2003.

Class I Directors — Term to Expire in 2011

Robert A. Ingram	Director Since: 2001 Age: 66

Member of Compensation Committee and Governance Committee. Vice Chairman Pharmaceuticals, GlaxoSmithKline plc, a pharmaceutical research and development company, acting as a special advisor to the Corporate Executive Team and attending its meetings in that capacity, since January 2003. Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc, January 2001-January 2003. Chief Executive Officer of Glaxo Wellcome plc, 1997-2000. Chairman of Glaxo Wellcome Inc. (Glaxo Wellcome plc’s United States subsidiary), 1999-2000. He also serves on the boards of directors of Allergan, Inc.; Cree, Inc; Edwards Lifesciences Corporation; OSI Pharmaceuticals, Inc. (Chairman); and Valeant Pharmaceuticals International (Lead Director).

Robert L. Johnson	Director Since: 2005 Age: 63

Member of Audit Committee and Governance Committee. Founder and Chairman of the RLJ Companies, which owns or holds interests in companies operating in professional sports (including the NBA Charlotte Bobcats), hospitality/restaurant, real estate, financial services, gaming and recording industries. Prior to forming the RLJ Companies, he was founder and chairman of Black Entertainment Television (“BET”), which was acquired in 2000 by Viacom Inc., a media-entertainment holding company. Mr. Johnson continued to serve as Chief Executive Officer of BET until 2005. He also serves on the boards of directors of KB Home and Strayer Education, Inc.

Richard K. Lochridge	Director Since: 1998 Age: 65

Member of Compensation Committee and Governance Committee. President, Lochridge & Company, Inc., a general management consulting firm, since 1986. He also serves on the boards of directors of Dover Corporation and PetSmart, Inc.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and its committees, the compensation of directors, succession planning and management development, the Board’s and its committees’ access to independent advisers and other matters. The Governance Committee of the Board of Directors regularly reviews and assesses corporate governance developments and recommends to the Board modifications to the Corporate Governance Guidelines as warranted. The Company has also adopted a Code of Business Conduct and Ethics (“Code”) for its directors, officers and employees. The Governance Guidelines and Code are posted on the Company’s website at www.Lowes.com/investor. Shareholders and other interested persons may obtain a written copy of the Governance Guidelines and Code by contacting Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, at Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117.

Director Independence

Lowe’s Corporate Governance Guidelines provide that in accordance with long-standing policy, a majority of the members of the Company’s Board of Directors must qualify as independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. As permitted by NYSE rules, the Board has adopted Categorical Standards for

Determination of Director Independence (“Categorical Standards”) to assist the Board in making determinations of independence. A copy of these Categorical Standards is attached as Appendix A to this Proxy Statement.

The Governance Committee and the Board have evaluated the transactions, relationships or arrangements between each director (and his or her immediate family members and related interests) and the Company in each of the most recent three completed fiscal years. They include the following, all of which were entered into by the Company in the ordinary course of business:

•	Temple Sloan is a member of the board of directors of Bank of America Corporation, and Peter Browning and Robert Ingram were until December 2008 members of the board of directors of Wachovia Corporation. The Company has commercial banking and capital markets relationships with subsidiaries of both of these bank holding companies.

•	Temple Sloan is Chairman of the board of directors of Highwoods Properties, Inc., a real estate investment trust from which the Company leases a facility for a data center.

•	Stephen Page is a director of Liberty Mutual Holding Company, Inc. The Company purchases insurance from several of its subsidiaries covering various business risks. Subsidiaries of this company also administer Lowe’s short-term disability plan and the family and medical leave program for Lowe’s employees.

•	Robert Johnson is a director and controlling shareholder of Urban Trust Bank, which the Company uses as a depositary bank. Mr. Johnson also controls and is an officer of the organization that owns the Charlotte Bobcats NBA team. The Company has a multi-year sponsorship agreement with the team.

•	Richard Lochridge is a director of Dover Corporation, which is a vendor to Lowe’s for various products.

•	David Bernauer is a director of Office Depot, Inc. from which the Company purchases office equipment and supplies.

•	Peter Browning is a director of Acuity Brands, Inc. from which the Company purchases various lighting products.

In addition, with respect to Messrs. Johnson, Larsen, Ingram and Sloan, the Board considered the amount of the Company’s discretionary charitable contributions in each of the most recent three completed fiscal years to charitable organizations where each of them, or a member of their immediate family, serves as a director or trustee.

As a result of this evaluation, the Board has affirmatively determined, upon the recommendation of the Governance Committee, that currently each director, other than Robert Niblock, and all of the members of the Audit Committee, Compensation Committee, and Governance Committee, are “independent” within the Company’s Categorical Standards and the NYSE rules, and, in the case of Audit Committee members, the separate SEC requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their compensation as directors.

Compensation of Directors

Annual Retainer Fees.  Directors who are not employed by the Company are paid an annual retainer of $75,000, and non-employee directors who serve as a committee chairman receive an additional $15,000 annually, or $25,000 annually in the case of the Audit Committee Chairman, for serving in such position. The independent Lead Director receives an additional retainer of $25,000 per year. Directors who are employed by the Company receive no additional compensation for serving as directors. The annual retainer amount was last increased in 2002.

Stock Awards.  In May 2005, shareholders approved the Lowe’s Companies, Inc. Amended and Restated Directors’ Stock Option and Deferred Stock Unit Plan (“Directors’ Plan”), allowing the Board to elect to grant deferred stock units or options to purchase Common Stock at the first directors’ meeting following the Annual Meeting of Shareholders each year (“Award Date”) to non-employee directors. Beginning with the directors’ meeting following the Annual Meeting of Shareholders held May 27, 2005, it has been the Board’s policy to grant only deferred stock units. A deferred stock unit represents the right to receive one share of Lowe’s Common Stock. The annual grant of deferred stock units for each of the Company’s directors who is not employed by the Company is determined by taking the annual grant amount of $115,000 and dividing it by the closing price of a share of Lowe’s Common Stock as reported on the NYSE on the Award Date, which amount is then rounded up to the next 100 units. The deferred stock units receive dividend equivalent credits, in the form of additional units, for any cash dividends subsequently paid with respect to Common Stock. All units credited to a director are fully vested and will be paid in the form of Common Stock after the termination of the director’s service.

The Directors’ Plan provides that no further grants of stock awards may be made thereunder after the 2008 Annual Meeting of Shareholders. The Board of Directors is recommending that shareholders approve at the 2009 Annual Meeting proposed amendments to the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan that would make the Company’s non-employee directors eligible to participate in that plan. See Proposal Two in this Proxy Statement on page 34. If the proposed amendments are approved, the Board of Directors will continue under that amended plan to grant deferred stock units following the Annual Meeting each year to non-employee directors. The annual grant will be determined as it has been previously determined under the Directors’ Plan, subject to change by the Board of Directors upon recommendation of the Executive Committee.

Deferral of Annual Retainer Fees.  In 1994, the Board adopted the Lowe’s Companies, Inc. Directors’ Deferred Compensation Plan. This plan allows each non-employee director to defer receipt of all, but not less than all, of the annual retainer and any committee chairman or Lead Director fees otherwise payable to the director in cash. Deferrals are credited to a bookkeeping account and account values are adjusted based on the investment measure selected by the director. One investment measure adjusts the account value based on the Wachovia Bank, N.A. prime rate plus 1%, adjusted each quarter. The other investment measure assumes that the deferrals are invested in Lowe’s Common Stock with reinvestment of all dividends. A director may allocate deferrals between the two investment measures in 25% multiples. Account balances may not be reallocated between the investment measures. Account balances are paid in cash in a single sum payment following the termination of a director’s service.

The following table summarizes the compensation paid to non-employee directors during fiscal year 2008:

Director Compensation Table
Fiscal Year 2008

				Change in
				Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or	Stock	Options	Compensation
Name	Paid in Cash	Awards(1)	Awards(2)	Earnings(3)	Total

David W. Bernauer	$75,000	$115,200	0	0	$190,200
Leonard L. Berry	$75,000	$115,200	0	0	$190,200
Peter C. Browning	$75,000	$115,200	0	0	$190,200
Dawn E. Hudson	$75,000	$115,200	0	0	$190,200
Robert A. Ingram	$75,000	$115,200	0	0	$190,200
Robert L. Johnson	$75,000	$115,200	0	0	$190,200
Marshall O. Larsen	$90,000	$115,200	0	$3,082	$208,282
Richard K. Lochridge	$75,000	$115,200	0	0	$190,200
Stephen F. Page	$100,000	$115,200	0	0	$215,200
O. Temple Sloan, Jr.	$102,500	$115,200	0	0	$217,700

(1)	The dollar amount shown for these stock awards represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 in compliance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (SFAS 123R) for 4,800 deferred stock units granted to each director in fiscal year 2008. These amounts reflect Lowe’s accounting expense for these awards and do not correspond to the actual value that may be recognized by a director with respect to these awards when they are paid in the form of Common Stock after the termination of the director’s service. For information on the assumptions used to calculate the value of the deferred stock units awarded in fiscal year 2008, see Note 8, “Accounting for Share-Based Payment,” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 30, 2009. As of January 30, 2009, each non-employee director, with the exception of Mr. Bernauer, held 15,584 deferred stock units. As of January 30, 2009, Mr. Bernauer (who was first elected a director on May 25, 2007) held 8,553 deferred stock units.

(2)	As of January 30, 2009, non-employee directors held options, all of which are vested, to acquire shares of Lowe’s Common Stock previously granted to them under the Directors’ Plan as shown in the table below.

Total
Outstanding
Name	(#)

David W. Bernauer	0
Leonard L. Berry	24,000
Peter C. Browning	24,000
Dawn E. Hudson	24,000
Robert A. Ingram	24,000
Robert L. Johnson	0
Marshall O. Larsen	8,000
Richard K. Lochridge	24,000
Stephen F. Page	8,000
O. Temple Sloan, Jr.	8,000

(3)	Amount shown represents the above-market portion of interest credited on deferred annual retainer and committee chairman fees for Mr. Larsen, who has selected the investment measure that adjusts his account value based on the Wachovia Bank, N.A. prime rate plus 1%.

Board Meetings, Committees of the Board and Independent Lead Director

Attendance at Board and Committee Meetings.  During fiscal year 2008, the Board of Directors held four meetings. All incumbent directors attended at least 75% of all meetings of the Board and the committees on which they served.

Independent Lead Director.  In August 2008, the Board of Directors amended the Company’s Corporate Governance Guidelines to provide for an independent Lead Director to be elected annually by the independent directors. At that time, Mr. Sloan was elected to serve as Lead Director for a one-year term. The Corporate Governance Guidelines provide that the Lead Director will:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-management directors;

•	serve as a liaison between the Chairman and the independent directors;

•	communicate with the Chairman and the Secretary of the Company to develop an agenda for each Board meeting and determine the nature and extent of information that shall be provided regularly to the directors for each scheduled meeting;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent directors; and

•	be available for consultation and direct communication with major shareholders upon request at the direction of the Chief Executive Officer.

The Lead Director also serves as the Chairperson of the Governance Committee of the Board of Directors, which functions as the Board’s nominating committee as well, and is comprised entirely of independent directors.

Executive Sessions of the Non-Management Directors.  The non-management directors, all of whom are independent, met in executive session at each of the four regularly scheduled Board meetings in fiscal year 2008. Mr. Sloan, Lead Director, presides over these executive sessions, and, in his absence, the non-management directors may select another non-management director present to preside.

Attendance at Annual Meetings of Shareholders.  Directors are expected to attend the Annual Meeting of Shareholders. Ten out of the Company’s eleven incumbent directors attended last year’s Annual Meeting of Shareholders.

Committees of the Board of Directors and their Charters.  The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee. Each of these committees, other than the Executive Committee, acts pursuant to a written charter adopted by the Board of Directors. The Executive Committee operates in accordance with the Company’s Bylaws and Corporate Governance Guidelines. A copy of each written committee charter and the Corporate Governance Guidelines are available on our website at www.Lowes.com/investor. You may also obtain a copy of each written committee charter and the Corporate Governance Guidelines by contacting Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, at Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117.

How to Communicate with the Board of Directors and Independent Directors.  Interested persons wishing to communicate with the Board of Directors may do so by sending a written communication addressed to the Board or to any member individually in care of Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117. Interested persons wishing to communicate with the independent directors as a group, may do so by sending a written communication addressed to O. Temple Sloan, Jr., as Lead Director, in care of Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117. Any communication addressed to a director that is received at Lowe’s principal executive offices will be delivered or forwarded to the individual director as soon as practicable. Lowe’s will forward all communications received from its shareholders or other interested persons that are addressed simply to the Board of Directors to the Lead Director or to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Audit Committee

Number of Members:	Five

Members:	Stephen F. Page (Chairman), David W. Bernauer, Peter C. Browning, Robert L. Johnson and O. Temple Sloan, Jr.

Number of Meetings in Fiscal Year 2008:	Six

Purpose and Functions:
The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring (A) the integrity of the Company’s financial statements, (B) compliance by the Company with its established internal controls and applicable legal and regulatory requirements, (C) the performance of the Company’s internal audit function and independent registered public accounting firm, and (D) the independent registered public accounting firms’ qualifications and independence. In addition, the Audit Committee is responsible for preparing the Report of the Audit Committee included in this Proxy Statement. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. In addition, the Audit Committee is solely responsible for pre-approving all engagements related to audit, review and attest reports required under the securities laws, as well as any other engagements permissible under the Securities Exchange Act of 1934, as amended (“Exchange Act”), for services to be performed for the Company by its independent registered public accounting firm, including the fees and terms applicable thereto. The Audit Committee is also responsible for reviewing and concurring with the Company’s Chief Risk Officer in the appointment, appraisal, replacement, reassignment or dismissal of the Vice President of Internal Audit. The Audit Committee reviews the general scope of the Company’s annual audit and the fees charged by the independent registered public accounting firm for audit services, audit-related services, tax services and all other services; reviews with the Company’s Vice President of Internal Audit the staffing, training and development, and the work of the Internal Audit Department; reviews the Company’s financial statements and the critical accounting policies and practices used by management; reviews audit results and other matters relating to the adequacy of the Company’s internal controls; and reviews with the Company’s General Counsel and Chief Compliance Officer legal matters and the program of monitoring compliance with the Company’s Code. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. Each member of the Audit Committee is “financially literate,” as that term is defined under NYSE rules, and qualified to review and assess financial statements. The Board of Directors has determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and has designated Stephen F. Page, Chairman of the Audit Committee, as an audit committee financial expert. Each member of the Audit Committee is also “independent” as that term is defined under Rule 10A-3(b)(l)(ii) of the Exchange Act, the Categorical Standards and the rules of the NYSE. The members of the Audit Committee annually review the Audit Committee Charter and conduct an annual performance evaluation of the Audit Committee performance with the assistance of the Governance Committee.

Compensation Committee

Number of Members:	Five

Members:	Marshall O. Larsen (Chairman), Leonard L. Berry, Dawn E. Hudson, Robert A. Ingram and Richard K. Lochridge

Number of Meetings in Fiscal Year 2008:	Four

Purpose and Functions:
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation for the Company’s executives. The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of these established goals and objectives and, based upon this evaluation, recommends to the Board for approval by the independent directors, the Chief Executive Officer’s annual compensation. The Compensation Committee also reviews and approves the compensation of all other executive officers of the Company, and reviews and approves all annual management incentive plans and all awards under multi-year incentive plans, including equity-based incentive arrangements authorized under the Company’s equity incentive compensation plans. The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report and Proxy Statement. See “Executive Officer Compensation — Compensation Discussion and Analysis” elsewhere in this Proxy Statement for a more detailed description of the Company’s processes and procedures for the consideration and determination of executive compensation. In addition, the Compensation Committee is responsible for preparing the Compensation Committee Report included in this Proxy Statement. The Compensation Committee conducts an annual performance evaluation of its performance with the assistance of the Governance Committee. Each member of the Compensation Committee is “independent” within the meaning of the Categorical Standards and the rules of the NYSE.

Executive Committee

Number of Members:	Four

Members:	Robert A. Niblock (Chairman), Marshall O. Larsen, Stephen F. Page and O. Temple Sloan, Jr.

Number of Meetings in Fiscal Year 2008:	Four

Purpose and Functions:
The Executive Committee is generally authorized to have and to exercise all powers of the Board, except those reserved to the Board of Directors by the North Carolina Business Corporation Act or the Bylaws. Under the Company’s Corporate Governance Guidelines, the Executive Committee is given responsibilities related to succession planning for the Chairman and the Chief Executive Officer and for recommending any changes in director compensation to the Board of Directors for approval.

Governance Committee

Number of Members:	Ten

Members:
O. Temple Sloan, Jr. (Chairman), David W. Bernauer, Leonard L. Berry, Peter C. Browning, Dawn E. Hudson, Robert A. Ingram, Robert L. Johnson, Marshall O. Larsen, Richard K. Lochridge and Stephen F. Page

Number of Meetings in Fiscal Year 2008:	Four

Purpose and Functions:
The purpose of the Governance Committee, which functions both as a governance and as a nominating committee, is to (A) identify and recommend individuals to the Board for nomination as members of the Board and its committees consistent with the criteria approved by the Board, (B) develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company, and (C) oversee the evaluation of the Board, its committees and the Chief Executive Officer of the Company. The Governance Committee’s nominating responsibilities include (1) developing criteria for evaluation of candidates for the Board and its committees, (2) screening and reviewing candidates for election to the Board, (3) recommending to the Board the nominees for directors to be appointed to fill vacancies or to be elected at the next Annual Meeting of Shareholders, (4) assisting the Board in determining and monitoring whether or not each director and nominee is “independent” within the meaning of the Categorical Standards and applicable rules and laws, (5) recommending to the Board for its approval the membership and chairperson of each committee of the Board, and (6) assisting the Board in annual performance evaluation of the Board and each of its committees.

The Governance Committee will consider nominees recommended by shareholders, and its process for doing so is no different than its process for screening and evaluating candidates suggested by directors, management of the Company or third parties. The Bylaws require that any such recommendation should be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. If mailed, such notice shall be deemed to have been given when received by the Secretary. A shareholder’s nomination for director shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (1) information relating to such person similar in substance to that required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, (2) such person’s written consent to being named as nominee and to serving as a director if elected, and (3) such person’s written consent to provide information the Board of Directors reasonably requests to determine whether such person qualifies as an independent director under the Company’s Corporate Governance Guidelines, and (ii) as to the shareholder giving the notice, (A) the name and address, as they appear on the Company’s books, of such shareholder and any Shareholder Associated Person (as defined in the Bylaws) covered by clauses (B) and (C), (B) the number of shares of Common Stock which are owned of record or beneficially by such shareholder and by any Shareholder Associated Person with respect to the Company’s securities and (C) any derivative positions held of record or beneficially by the shareholder and any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Company’s securities. At the request of the Board of Directors, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by the Bylaws and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. The Company’s Bylaws are filed as an exhibit to the Company Annual Report to the SEC on Form 10-K.

The Governance Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board of Directors, including those set forth in the Company’s Corporate Governance Guidelines. In general, candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

• high personal and professional ethics, integrity, practical wisdom and mature judgment;

• broad training and experience in policy-making decisions in business, government, education or technology;

• expertise that is useful to the Company and complementary to the background and experience of other directors;

• willingness to devote the amount of time necessary to carry out the duties and responsibilities of Board membership;

• commitment to serve on the Board over a period of several years in order to develop knowledge about the Company’s principal operations; and

• willingness to represent the best interests of all shareholders and objectively appraise management performance.

Under the Company’s policy for review, approval or ratification of transactions with related persons, the Governance Committee reviews all transactions, arrangements or relationships that are not pre-approved under the policy and could potentially be required to be reported under the rules of the SEC for disclosure of transactions with related persons and either approves, ratifies or disapproves of the Company’s entry into them.

Each member of the Governance Committee is “independent” within the meaning of the Categorical Standards and the current listing rules of the NYSE. The Governance Committee annually reviews and evaluates its own performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of Common Stock as of March 20, 2009, except as otherwise noted, by each director, each nominee for election as a director, the named executive officers listed in the Summary Compensation Table, each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock, and the incumbent directors, director nominees and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

	Number of
	Shares		Percent of
Name or Number of Persons in Group	(#)(1)		Class

David W. Bernauer	18,553		*
Leonard L. Berry	58,050		*
Gregory M. Bridgeford	807,291		*
Peter C. Browning	55,077		*
Charles W. Canter, Jr.	701,218		*
Dawn E. Hudson	41,864		*
Robert F. Hull, Jr.	559,967		*
Robert A. Ingram	39,584		*
Robert L. Johnson	15,584		*
Marshall O. Larsen	25,584		*
Richard K. Lochridge	57,809		*
Robert A. Niblock	2,179,859		*
Stephen F. Page	27,584		*
O. Temple Sloan, Jr.	236,902		*
Larry D. Stone	1,640,813		*
Directors and Executive Officers as a Group (23 total)	8,491,440		*
State Street Bank and Trust Company, Trustee	115,046,595	(2)	7.8%
One Lincoln Street Boston, MA 02111
Capital Research Global Investors	100,236,980	(3)	6.8%
333 South Hope Street Los Angeles, CA 90071
Capital World Investors	141,535,400	(4)	9.6%
333 South Hope Street Los Angeles, CA 90071

*	Less than 1%

(1)	Includes shares that may be acquired or issued within 60 days under the Company’s stock option and award plans as follows: Mr. Bernauer 8,553 shares; Mr. Berry 39,584 shares; Mr. Bridgeford 345,001 shares; Mr. Browning 39,584 shares; Mr. Canter 261,532 shares; Ms. Hudson 39,584 shares; Mr. Hull 258,058 shares; Mr. Ingram 39,584 shares; Mr. Johnson 15,584 shares; Mr. Larsen 23,584 shares; Mr. Lochridge 39,584 shares; Mr. Niblock 1,163,334 shares; Mr. Page 23,584 shares; Mr. Sloan 23,584 shares; Mr. Stone 806,246 shares; and all executive officers and directors as a group 4,182,848 shares.

(2)	Shares held at December 31, 2008, according to a Schedule 13G filed on February 17, 2009 with the SEC, which total includes 62,965,402 shares held in trust for the benefit of the Company’s 401(k) Plan participants. Shares allocated to participants’ 401(k) Plan accounts are voted by the participants by giving voting instructions to State Street Bank. The Company’s administrative committee directs the Trustee in the manner in which shares not voted by participants are to be voted. This committee has eight members.

(3)	Shares held at December 31, 2008, according to a Schedule 13G filed on January 9, 2009 with the SEC. That filing indicates that Capital Research Global Investors has sole dispositive power over all of the 100,236,980 shares shown. Capital Research Global Investors is a division of Capital Research and Management Company. Capital Research Global Investors and Capital World Investors, which is also a division of Capital Research and Management Company (see Footnote 4 below), make independent investment and proxy voting decisions.

(4)	Shares held at December 31, 2008, according to a Schedule 13G filed on February 13, 2009 with the SEC. That filing indicates that Capital World Investors has sole dispositive power over all of the 141,535,400 shares shown. Capital World Investors is a division of Capital Research and Management Company. Capital World Investors and Capital Research Global Investors, which is also a division of Capital Research and Management Company (see Footnote 3 above), make independent investment and proxy voting decisions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4, and any amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) of the Exchange Act during fiscal year 2008, and Forms 5, and any amendments thereto, furnished to the Company with respect to fiscal year 2008, and other written representations from certain reporting persons, the Company believes that all filing requirements under Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners have been complied with during fiscal year 2008 and prior fiscal years.

EXECUTIVE OFFICER COMPENSATION

A.	Compensation Discussion and Analysis

Summary

The Compensation Committee of the Board of Directors is responsible for administering the Company’s executive compensation program. The Compensation Committee believes strongly in pay for performance. The correlation of pay and performance under the program is shown clearly in the disclosure tables that follow this Compensation Discussion and Analysis. The tables show how the annual incentive plan payments and the value of the equity awards to the Company’s executives have been adversely affected by the decrease in the Company’s sales and earnings in 2007 and 2008 caused by several external factors weighing on the home improvement industry.

The Compensation Committee continued to administer the executive compensation program in 2008 with the pay for performance philosophy firmly in mind and with careful consideration of the motivation, morale and retention of the Company’s talented employees. The Compensation Committee adopted incentive plans in 2008 that compensated senior management for superior performance in areas that would not only benefit the Company in the current difficult environment but also establish a firm basis for capitalizing on future growth when the industry recovers. The Compensation Committee believes the 2008 incentive plans achieved this goal.

Despite the external challenges, the Company performed better, on a relative basis, in 2008 than its primary competitors and many other retailers. Lowe’s gained market share and improved customer service and satisfaction. At the same time, store staffing levels and other payroll were reduced in line with the reduction in sales. In addition, the Company efficiently managed inventory levels and store opening and corporate overhead expenses.

The following highlights the significant changes in the executive compensation program in 2008:

•	The annual incentive plan had two six-month performance measurement periods with separate performance levels for each period.

•	Incentive compensation paid to an executive on the basis of Company performance is subject to a written policy providing for recovery if the Company’s results are restated.

The program, including these changes, is explained in this section of the Proxy Statement.

Compensation Philosophy and Objectives

The Compensation Committee believes that total compensation should support Lowe’s key strategic objectives by:

•	Rewarding success in achieving financial performance goals, long-term shareholder value creation, customer satisfaction and continuous improvement in the areas of quality and productivity.

•	Ensuring that shareholders and customers view Lowe’s as a premier retail organization that demonstrates best practices in business, operations and personnel.

•	Ensuring incentive plans encourage executives to take appropriate risks aimed at enhancing Lowe’s competitive advantage and expanding shareholder value without threatening the long-term viability of the Company.

Role of the Compensation Committee

The executive compensation program administered by the Compensation Committee applies to all executive officers, including the executive officers named in the compensation disclosure tables that follow this section. There are currently five members of the Compensation Committee, all of whom are independent, non-employee directors. Members of the Compensation Committee are appointed by the Board of Directors and meet in person four times a year, telephonically as needed and also occasionally consider and take action by written consent. The Chairman of the Compensation Committee reports to the Board of Directors the Compensation Committee’s actions and recommendations.

The Compensation Committee has full discretionary power and authority to administer the executive compensation program. In carrying out its responsibilities, the Compensation Committee:

•	Communicates the Company’s executive compensation philosophies and policies to shareholders;

•	Participates in the continuing development of, and approves any changes in, the program;

•	Monitors and approves annually the base salary and incentive compensation portions of the program, including participation, performance goals and criteria and determination of award payouts;

•	Initiates all compensation decisions for the Chairman and Chief Executive Officer of the Company, subject to final approval by the independent members of the Board of Directors;

•	Reviews general compensation levels and programs for all other Section 16 reporting officers to ensure competitiveness and appropriateness; and

•	Encourages executives to take appropriate risks aimed at enhancing Lowe’s competitive advantage and expanding long-term shareholder value without threatening the long-term viability of the Company.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged and regularly consults with an independent consultant for advice on executive compensation matters. For the fiscal year ended January 30, 2009, the Compensation Committee consulted with senior members of the compensation consulting practice of Hewitt Associates. Hewitt was engaged to (i) help ensure that the Compensation Committee’s actions are consistent with the Company’s business needs, pay philosophy, prevailing market practices and relevant legal and regulatory mandates, (ii) provide market data as background against which the Compensation Committee can consider executive management base salary, bonus, and long-term incentive awards each year, and (iii) consult with the Compensation Committee on how best to make compensation decisions with respect to executive management in a manner that is consistent with shareholders’ long-term interests.

Hewitt does not perform any consulting services directly for the Company with respect to compensation, benefit plan design or actuarial services. The Company has separately engaged Hewitt, however, to serve as the investment advisor to the Lowe’s 401(k) Plan.

Role of Company Management

The Compensation Committee is also supported in its work by the Company’s Human Resource Management executives and supporting personnel. The Company’s Senior Vice President of Human Resources works most closely with the Compensation Committee, both in providing information and analysis for review and in advising the Compensation Committee concerning compensation decisions (except as it relates specifically to her compensation). The Chairman and Chief Executive Officer provides input to the Senior Vice President of Human Resources and her staff to develop recommendations concerning executive officer compensation, with the exception of himself, and presents these recommendations to the Compensation Committee.

General Principles of the Company’s Executive Compensation Program

Competitive Pay for Performance.  The program is designed to establish a strong link between the creation of shareholder value and the compensation earned by the Company’s executive officers. The fundamental objectives of the program are to:

•	Maximize long-term shareholder value;

•	Provide an opportunity for executives to earn meaningful stock ownership;

•	Align executive compensation with the Company’s vision, values and business strategies;

•	Attract and retain executives who have the leadership skills and motivation deemed critical to support the Company’s ability to enhance long-term shareholder value;

•	Provide compensation that is commensurate with the Company’s performance and the contributions made by executives toward that performance; and

•	Support the long-term growth and success of the Company.

Desired Position Relative to the “Market.”  The program is intended to provide total annual compensation at market when the Company meets its financial performance goals. At the same time, the program seeks to provide above-average total annual compensation if the Company’s financial performance goals are exceeded, and below-average total annual compensation if the Company’s financial performance goals are not achieved.

At the beginning of each fiscal year, the Compensation Committee reviews survey information and a Hewitt-prepared analysis of executive compensation paid to executives of a comparable group of companies. The Compensation Committee uses the survey information and analysis to review the market and set total compensation targets under the Company’s executive compensation program for the fiscal year.

The Compensation Committee also reviews each year the members of the comparable company group to ensure the group consists of companies that satisfy the Compensation Committee’s guidelines and to make any changes in the group the Compensation Committee deems appropriate. The Compensation Committee believes the group’s members should be similar in size and complexity to the Company and represent companies with whom the Company competes for employees. The Compensation Committee, upon the recommendation of Hewitt, used the following guidelines to select the members of the comparable company group for the Committee’s 2008 fiscal year compensation decisions:

•	Major United States retailers with revenue in excess of $15 billion;

•	Large general industry companies in the consumer products and broader manufacturing and services industries with revenues in the $10 billion to $40 billion range;

•	Median total revenue for the entire retail and general industry group of $22.3 billion (compared to the Company’s revenue of $48.6 billion); and

•	Median market capitalization at the time Hewitt completed its analysis of $25.6 billion (compared with Lowe’s market capitalization at that time of approximately $30.3 billion).

The companies in the comparable company group approved by the Compensation Committee were unchanged from 2007 and included 3M Company; American Standard Companies, Inc.; Best Buy Co., Inc.; CVS Corporation; Deere & Company; General Mills, Inc.; The Home Depot, Inc.; J.C. Penney Corporation, Inc.; Kimberly-Clark Corporation; Macy’s Inc. (formerly Federated Department Stores, Inc.); Masco Corporation; McDonald’s

Corporation; Sara Lee Corporation; Staples, Inc.; SUPERVALU, Inc.; Target Corporation; United Parcel Service, Inc.; Walgreen Co.; Wal-Mart Stores, Inc.; and Whirlpool Corporation. For the 2009 fiscal year, the Compensation Committee removed American Standard Companies, Inc. from the comparable company group because American Standard sold all of its businesses other than its air conditioning systems and services business in 2007 and was subsequently acquired by Ingersoll-Rand Company Limited in 2008.

Setting Total Annual Compensation Targets and Mix of Base and “At Risk” Compensation.  The Compensation Committee sets a total annual compensation target amount for each executive at the beginning of each fiscal year. As part of this process, the Compensation Committee uses as a guideline the 65th percentile of the comparable company group to set each executive’s (i) base salary, (ii) threshold, target and maximum annual non-equity incentive compensation award and (iii) equity incentive plan award.

In selecting the 65th percentile level, the Compensation Committee took into consideration that the median total revenue and the median market capitalization of the comparable company group were both less than the Company’s total revenue and market capitalization. The Compensation Committee believes the 65th percentile is a better comparison of the size and complexity of the Company in comparison to the comparable company group. This percentile is also consistent with the financial performance of the Company compared to the 65th percentile of performance of the comparable company group in several key areas, such as sales growth, growth in earnings per share, return on capital, return on equity and total shareholder return, over multiple measurement periods. The Compensation Committee also believes this approach is analogous to using size-adjusted data, but it eliminates the subjective judgments required to develop size-adjusted survey data.

The program provides for larger portions of an executive’s total compensation to vary based on the Company’s performance for higher levels of executives (i.e., the most senior executive officers have more of their total compensation at risk based on Company performance than do lower levels of executives). For example, 10% of the total annual compensation target amount for the Chairman and Chief Executive Officer is fixed and paid in the form of base salary and 90% of such total target compensation amount is at risk. For the President and Chief Operating Officer, 17% of the total annual compensation target amount is paid in the form of base salary and 83% of such amount is at risk.

When the Compensation Committee compared the mix of base and at risk pay provided to the Company’s executive vice presidents, the Compensation Committee determined that the base salaries of this group of executives were below the 65th percentile of the comparable company group while their annual incentive awards were above the 65th percentile. The Compensation Committee re-balanced the components of total compensation for the Company’s executive vice presidents to bring each of the components of their compensation closer to the 65th percentile guideline levels by reducing their annual and long-term incentive award opportunities and increasing their base salaries. After the re-balancing, 20% of the total annual compensation target amount for executive vice presidents is paid in the form of base salary, and 80% of such amount is at risk based on the Company’s performance. Prior to the re-balancing, the compensation mix for executive vice presidents was 18% base salary and 82% at risk.

The following table shows the at risk elements of pay under the program following the re-balancing of the compensation mix for executive vice presidents:

Long-Term Equity
Incentive Plan
Award (Guideline
	Annual Non-Equity Incentive Plan			Value of
Title	Threshold	Target	Maximum	Award)

Chairman and Chief Executive Officer	50% of base salary	200% of base salary	300% of base salary	7.0 times base salary
President and Chief Operating Officer	35% of base salary	125% of base salary	250% of base salary	4.0 times base salary
Executive Vice Presidents	35% of base salary	90% of base salary	180% of base salary	3.0 times base salary

Stock Ownership Guidelines.  The Compensation Committee strongly believes that executive officers should own appropriate amounts of the Company’s Common Stock to align their interests with those of the Company’s shareholders. The Company’s 401(k) Plan, employee stock purchase plan and equity incentive plans provide ample opportunity for executives to acquire such Common Stock.

The Compensation Committee also has adopted stock ownership and retention guidelines for all senior vice presidents and more senior officers of the Company. The ownership target under the current policy is ten times base salary for the Chairman and Chief Executive Officer. In 2008, the Compensation Committee amended the guidelines for the other senior officers of the Company. The ownership target for the President and Chief Operating Officer was increased from five times base salary to six times base salary. The Compensation Committee reduced the ownership target for executive vice presidents from five times base salary to four times base salary. The ownership target is two times base salary for all senior vice presidents.

The Compensation Committee reviews compliance with the guidelines annually at its March meeting. The Company determines the number of shares required to be held by each senior officer as of March 1 each year. The number of shares is determined by dividing the ownership requirement (expressed as a dollar amount) by the average closing price of Lowe’s stock for the preceding fiscal year. Shares are counted towards ownership as follows:

•	All shares held or credited to a senior officer’s accounts under the Lowe’s 401(k), deferred compensation and employee stock purchase plans;

•	All shares owned directly by the senior officer and his or her immediate family members residing in the same household;

•	50% of the number of shares subject to vested stock options; and

•	50% of the number of shares of unvested time-based restricted stock.

Senior officers may not sell the net shares resulting from a restricted stock vesting event or stock option exercise until the ownership requirement has been satisfied. All of the named executive officers were in compliance with the policy for fiscal year 2008.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits the amount of non-performance based compensation paid to the named executive officers (other than Mr. Hull, the Chief Financial Officer) that may be deducted by the Company for federal income tax purposes in any fiscal year to $1,000,000. Performance-based compensation that has been approved by the Company’s shareholders is not subject to the $1,000,000 deduction limit. All of the Company’s equity and non-equity incentive plans have been approved by the Company’s shareholders. Consequently, all awards under those plans, other than restricted stock awards that do not vest solely on the performance of the Company, should qualify as “performance-based” compensation that is fully deductible and not subject to the Internal Revenue Code Section 162(m) deduction limit. The Compensation Committee has not adopted a formal policy that requires all compensation paid to the named executive officers to be deductible. But whenever practical, the Compensation Committee structures compensation plans to make the compensation paid thereunder fully deductible.

Compensation Paid under the Executive Compensation Program in 2008

The program provides for payment of the following compensation elements:

Base Salary.  Base salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the base salaries for competitive positions in the market as described above. The Compensation Committee reviews and approves executive officers’ base salaries annually. Any action by the Compensation Committee with respect to the base salary of the Chairman and Chief Executive Officer is subject to final approval by the independent members of the Board of Directors. For the fiscal year ended January 30, 2009, the Compensation Committee increased the base salaries of the named executive officers as follows:

		Increase for
		Re-Balancing of
	Fiscal Year 2007	Compensation	Merit/Market	Fiscal Year 2008
Name and Principal Position	Base Salary	Elements	Increase	Base Salary

Robert A. Niblock	$1,050,000	Not applicable	$50,000	$1,100,000
Chairman of the Board and			4.8%
Chief Executive Officer
Robert F. Hull, Jr.	$550,000	$82,500	$27,500	$660,000
Executive Vice President and		15%	4.3%
Chief Financial Officer
Larry D. Stone	$800,000	Not applicable	$40,000	$840,000
President and			5.0%
Chief Operating Officer
Charles W. Canter, Jr.	$525,000	$78,750	$16,250	$620,000
Executive Vice President,		15%	2.7%
Merchandising
Gregory M. Bridgeford	$500,000	$75,000	$15,000	$590,000
Executive Vice President,		15%	2.6%
Business Development

At its meeting on February 5, 2009, the Compensation Committee froze the base salaries of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, all executive vice presidents and all senior vice presidents for the fiscal year ending January 30, 2010.

Non-Equity Incentive Plan Compensation.  Executives earn non-equity incentive compensation under the program for each fiscal year based on the Company’s achievement of one or more financial performance measures established by the Compensation Committee. Due to the uncertainty of the environment in which the Company operated in 2008, the Compensation Committee adopted two six-month performance measurement periods with separate performance levels established at the beginning of each six-month period. The Compensation Committee included a store opening target, in addition to earnings before interest and taxes (“EBIT”), as a performance measure for each of the six-month periods. The Compensation Committee assigned a 25% weighting to the store opening goal and a 75% weighting to the Company’s EBIT goal.

The Compensation Committee believes EBIT is an effective performance measure for the annual incentive compensation plan because it rewards the profitability of existing stores and the development of new stores that contribute quickly to the Company’s earnings. The Compensation Committee added the store opening goal to focus the executives on opening stores, to better balance the store openings throughout the year and to continue a responsible expansion plan in order to pursue market share gains as less well capitalized competitors significantly reduced expansion plans.

The following tables show the threshold, target and maximum performance levels for EBIT and store openings established by the Compensation Committee for the two six-month performance measurement periods in 2008. The EBIT target performance level for both of the six-month performance periods was based on an operating plan that required aggressive management of inventory and store staffing without sacrificing customer satisfaction and reductions in general and administrative expenses. The Company’s actual performance during the two six-month performance periods is also shown in the following tables.

First Six-Month Period (February 2008 through July 2008) Performance Measures

Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum	Actual Performance

EBIT	$2.512 billion	$2.586 billion	$2.805 billion	$2.614 billion
Store Opening		38 stores		43 stores

Second Six-Month Period (August 2008 through January 2009) Performance Measures

Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum	Actual Performance

EBIT	$1.166 billion	$1.260 billion	$1.354 billion	$1.172 billion
Store Opening		70 stores		72 stores

Based on the performance measures established by the Compensation Committee and the Company’s actual performance, the named executives earned non-equity incentive awards for the two six-month performance periods in 2008 as follows:

	First Six-Month Period			Second Six-Month Period
		Store			Store		2008 Fiscal
	EBIT	Openings	Total	EBIT	Openings	Total	Year Total
Name	($)	($)	($)	($)	($)	($)	($)

Robert A. Niblock	$896,775	$275,000	$1,171,775	$53,988	$275,000	$328,988	$1,500,763
Robert F. Hull, Jr.	$261,558	$74,250	$335,808	$53,104	$74,250	$127,354	$463,162
Larry D. Stone	$462,101	$131,250	$593,351	$40,530	$131,250	$171,780	$765,131
Charles W. Canter, Jr.	$245,706	$69,750	$315,456	$49,885	$69,750	$119,635	$435,091
Gregory M. Bridgeford	$233,817	$66,375	$300,192	$47,471	$66,375	$113,846	$414,038

Equity Incentive Plan Awards.  The Company’s equity incentive plans authorize awards of stock options, performance- and time-vested restricted stock, performance accelerated restricted stock (“PARS”), performance shares and stock appreciation rights. Although the Compensation Committee generally has the discretion to establish the terms of all awards, the equity incentive plans limit certain award terms. For example, the Compensation Committee may not extend the original term of a stock option or, except as provided by the plans’ anti-dilution provision, reduce its exercise price. In addition, the plans generally require the vesting period for stock awards to be at least three years, although a period as short as one year is permitted if based on the satisfaction of financial performance objectives prescribed by the Compensation Committee and stock options may not be re-priced without shareholder approval.

At its meeting in January or February each year, the Compensation Committee makes its annual equity incentive award decisions. Currently, all store managers and employees in more senior positions are eligible to receive an annual equity incentive award. The effective date for the annual equity awards is the March 1 following the Compensation Committee’s January or February meeting.

At the January or February meeting, the Compensation Committee considers and approves the following factors related to the awards:

•	The base salary multiple to be used to determine the total value of the equity incentive award. The multiple set by the Compensation Committee is multiplied by each executive’s actual base salary amount to determine the target grant date value of the executive’s equity incentive award. On January 31, 2008, after reviewing the market survey information, the Compensation Committee approved a base salary multiple of 7.0 times base salary for the March 1, 2008 award to Mr. Niblock and 4.0 times base salary for March 1, 2008 award to Mr. Stone. The Compensation Committee, as part of the compensation re-balancing described above, reduced the base salary multiple for the awards to Messrs. Hull, Bridgeford and Canter from 3.5 times base salary to 3.0 times base salary.

•	The percentage of the total target grant date value of the award to be awarded as stock options, shares of restricted stock, PARS or another form of award permitted by the equity incentive plans. On January 31, 2008, the Compensation Committee determined that 50% of the total grant date value of the awards to the named executive officers should be in the form of restricted stock and the remaining 50% should be in the form of stock options.

•	The vesting terms for the awards. The Compensation Committee previously approved a three-year vesting schedule for stock option awards, and the Committee made no change in that vesting schedule for the March 1, 2008 stock option awards.

In 2007, the Compensation Committee decided to change the vesting for the restricted stock portion of the awards to performance-vesting schedule under which the restricted stock will become vested only if the Company satisfies a performance objective set by the Compensation Committee. The performance objective selected by the Compensation Committee was the Company’s return on non-cash average assets (“RONCAA”). The March 1, 2008 restricted stock awards will also be subject to a performance-vesting schedule based on the Company’s RONCAA. The schedule includes a threshold and target RONCAA for the vesting of the performance-based restricted stock. The threshold average RONCAA must be achieved over the three fiscal year performance period that includes fiscal years 2008 through 2010 before any of the performance-vested restricted stock awarded on March 1, 2008 will become vested. If the threshold three-year average RONCAA level is achieved, 25% of the restricted stock will vest. If the target average RONCAA level is achieved, 100% of the restricted stock will vest.

RONCAA is computed on an annual basis by dividing the Company’s EBIT for the year by the average of the Company’s non-cash assets as of the beginning and end of the year. The return percentages for each year in the performance period are then averaged to yield a RONCAA for the three-year performance period. The Compensation Committee believes that RONCAA is an effective measure of Company and management performance as it measures the effective utilization of assets other than cash, cash equivalents and short-term investments and it focuses management on strategic growth over a three-year period, rather than immediate return.

Based on the Company’s performance during the 2007 and 2008 fiscal years, the Compensation Committee anticipates that 25% of the performance-based restricted stock granted on March 1, 2007 will become vested following the expiration of the three-year performance period for that grant in 2010 and 25% of the performance-based restricted stock granted on March 1, 2008 will become vested following the expiration of the three-year performance period for that grant in 2011.

•	The relative value factor for each type of award. The market value of the Company’s Common Stock is multiplied by the relative value factor for each type of award (for fiscal year 2008 awards, 0.296 for stock options and 0.704 for performance based restricted stock) to calculate the number of shares to be included in the awards. The market value of the Company’s Common Stock as of March 1 is used to determine the number of shares included in the equity incentive awards to all executives who are not subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee holds a telephonic meeting in February to approve the actual number of shares to be included in the equity incentive awards to Section 16 officers, and the value of the Company’s Common Stock approximately one week before the telephonic meeting is used solely for purposes of determining the number of shares included in the awards. The exercise price for all stock options included in the equity awards is equal to the closing price of the Company’s Common Stock on the March 1 grant date (or the most recent prior business day in the event March 1 falls on a non-business day).

Pursuant to authority delegated by the Compensation Committee, on August 1 of each year, the Chairman and Chief Executive Officer makes equity incentive awards to all employees who are hired or promoted into a store manager or more senior position after the preceding March 1 annual grant date and who are not Section 16 officers. The same number of shares for each position as were granted on the preceding March 1 are granted on the succeeding August 1 at the closing price of the Company’s Common Stock on August 1 (or the most recent prior business day in the event August 1 falls on a non-business day). The Chairman and Chief Executive Officer also has the authority to make special retention, assignment or hiring package grants to employees who are not Section 16 officers as of May 1, August 1 or November 1.

Any other equity incentive grants, such as special retention grants or hiring package grants to Section 16 officers are reviewed and approved by the Compensation Committee at a meeting held prior to the grant effective date.

Oversight of Executive Equity Ownership; Recoupment of Incentive Compensation

The Compensation Committee has always supported governance and compliance practices that are transparent and protect the interests of the Company’s shareholders. To strengthen the Company’s practices in these areas, the Company has adopted (i) controls over executive equity awards and ownership and (ii) a policy on the recoupment of incentive compensation in the event of significant restatement.

The Company’s controls over executive equity awards and ownership prohibit any executive from:

•	Using Company stock as collateral for any purpose, including in a margin account;

•	Short sales of Company stock;

•	Purchasing or selling publicly-traded options that are based on the trading price of Lowe’s stock; or

•	Entering standing purchase or sell orders for Company stock except for a brief period of time.

Trading in Lowe’s stock, including stock held in an account under the Lowe’s 401(k) Plan, by an executive and the executive’s immediate family members who reside with the executive or whose transactions are subject to the executive’s influence or control, is limited to open window trading periods designated by the Company’s General Counsel and Chief Compliance Officer. In addition, all transactions by an executive involving Company stock must be pre-cleared by the General Counsel and Chief Compliance Officer.

The recoupment policy requires the Board of Directors to review any incentive compensation that was provided to executive officers on the basis of the Company having met or exceeded specific performance targets during a performance period that is subject to a significant restatement of Company financial results. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the Board determines that an executive officer engaged in fraud or intentional misconduct that caused or substantially caused the need for the restatement, then the Board is required, to the extent practicable, to seek to recover for the benefit of the Company the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated.

Other Compensation

The Company’s executive officers participate in the Lowe’s 401(k) Plan and the other employee benefit plans sponsored by the Company on the same terms and conditions that apply to all other employees. The Company makes only nominal use of perquisites in compensating its executive officers. The Company provides limited supplemental long-term disability coverage for all senior vice presidents and more senior officers whose annual compensation (base salary and target bonus) exceeds $400,000, provided the executive has also enrolled in and paid the cost for coverage under the Company’s voluntary group long-term disability plan that is available to all employees. The Company’s total cost for providing such supplemental coverage to the 25 executives in this category is approximately $35,750. All senior vice presidents and more senior officers of the Company are required to use professional tax preparation, filing and planning services, and the Company reimburses the cost of such services up to a maximum of $5,000 per calendar year (grossed up for taxes). The tax gross up has been eliminated effective January 1, 2009. Such officers are also required to receive an annual physical examination, at the Company’s expense, subject to maximum amounts that are based on the officer’s age. In March 2007, the Compensation Committee approved a policy that permits the President and Chief Operating Officer to use Company-owned aircraft for up to 25 hours a year of personal travel. The Compensation Committee approved the policy to provide additional compensation to the President and Chief Operating Officer and to recognize his assumption and performance of additional duties and responsibilities. Finally, the independent members of the Board of Directors require the Chairman and Chief Executive Officer to utilize corporate aircraft for all business and personal travel for his safety, health and security, to enhance his effectiveness, to ensure immediate access to the Chairman and Chief Executive Officer for urgent matters and to maintain the confidentiality of the purpose of the travel. The Company does not provide any tax gross-up to the Chairman and Chief Executive Officer or the President and Chief Operating Officer for the taxable income imputed to them for their personal use of corporate aircraft.

Nonqualified Deferred Compensation Programs

The Company sponsors three nonqualified deferred compensation programs for senior management employees: the Benefit Restoration Plan, the Cash Deferral Plan and the Deferred Compensation Program.

The Company’s Benefit Restoration Plan provides qualifying executives with benefits equivalent to those received by all other employees under the Company’s 401(k) Plan. Qualifying executives are those whose contributions, annual additions and other benefits, as normally provided to all participants under the tax-qualified 401(k) Plan, would be curtailed by the effect of Internal Revenue Code limitations and restrictions.

The Cash Deferral Plan permits qualifying executives to voluntarily defer a portion of their base salary, non-equity incentive compensation and certain other bonuses on a tax-deferred basis. Qualifying executives are those employed by the Company in more senior positions. The Company does not make matching or any other contributions to the Cash Deferral Plan.

The Deferred Compensation Program is a part of all the Company’s equity incentive plans. Prior to 2005, the Deferred Compensation Program allowed executives at or above the vice president level to defer receipt of certain equity incentive plan compensation (vested restricted stock awards and performance accelerated restricted stock awards and gains on non-qualified stock options) and required the deferral of equity incentive plan compensation to the extent that such compensation would not be deductible by the Company for federal income tax purposes due to the limitation imposed by Internal Revenue Code Section 162(m) on the deductibility of compensation that is not performance-based. The Deferred Compensation Program was amended in 2005 to provide that the only deferrals permitted after 2004 are mandatory deferrals of equity incentive plan compensation that is not deductible under Internal Revenue Code Section 162(m). The Deferred Compensation Program was further amended in 2008 to eliminate the deferral provision for amounts that are not deductible under Section 162(m). Any shares representing stock incentives that are deferred under the Deferred Compensation Program are cancelled and tracked as “phantom” shares. During the deferral period, the participant’s account is credited with amounts equal to the dividends paid on actual shares.

All of the Company’s nonqualified deferred compensation programs are unfunded. Any deferred compensation payment obligations under the programs are at all times unsecured payment obligations of the Company.

Potential Payments Upon Termination or Change-in-Control

The Company has previously entered into Management Continuity Agreements with each of the named executive officers and other senior officers of the Company. The Compensation Committee approved amended and restated Management Continuity Agreements in 2008 that comply with the requirements of Section 409A of the Internal Revenue Code. In connection with the amendment and restatement process, the Compensation Committee established (i) a policy on which executive and senior officers of the Company should be covered by a Management Continuity Agreement (resulting in a net decrease in the number of these agreements from 26 to 18) and (ii) a standard level of benefits to be provided under the agreements that complies with the Senior Executive Severance Policy adopted by the Board of Directors.

The agreements provide for certain benefits if the Company experiences a change-in-control followed by termination of the executive’s employment:

•	by the Company’s successor without cause;

•	by the executive during the 30-day period following the first anniversary of the change-in-control; or

•	by the executive for certain reasons, including a downgrading of the executive’s position.

“Cause” means continued and willful failure to perform duties or conduct demonstrably and materially injurious to the Company or its affiliates.

All of the agreements with the named executives provide for three-year terms. On the first anniversary, and every anniversary thereafter, the term is extended automatically for an additional year unless the Company elects not to extend the term. All of the agreements automatically expire on the second anniversary of a change-in-control notwithstanding the length of the terms remaining on the date of the change-in-control.

If benefits are paid under an agreement, the executive will receive (i) a lump-sum severance payment equal to the present value of 2.99 times the executive’s annual base salary, non-equity incentive compensation and welfare insurance costs, and (ii) any other unpaid salary and benefits to which the executive is otherwise entitled. In addition, the executive will be compensated for any excise tax liability he may incur as a result of any benefits paid to the executive being classified as excess parachute payments under Section 280G of the Internal Revenue Code and for income and employment taxes attributable to such excise tax reimbursement.

All legal fees and expenses incurred by the executives in enforcing these agreements will be paid by the Company.

The following table shows the amounts that would have been payable to the named executive officers if a change in control of the Company had occurred on January 30, 2009 and the named executive officers’ employment was terminated by the Company’s successor without cause immediately thereafter:

		Welfare	Stock	Restricted	Excise Tax
	Severance	Benefits	Options	Stock	Gross-up	Total
Name	($)(1)	($)(1)	($)(2)	($)(3)	($)	($)

Mr. Niblock	$9,717,326	$26,863	0	$11,236,050	$8,025,063	$29,005,302
Mr. Hull	$3,690,911	$26,863	0	$3,457,598	$2,619,236	$9,794,608
Mr. Stone	$5,563,926	$26,863	0	$5,531,243	$3,445,089	$14,567,121
Mr. Canter	$3,467,220	$26,863	0	$3,253,394	$2,359,962	$9,107,439
Mr. Bridgeford	$3,299,450	$26,863	0	$3,274,898	0	$6,601,211

(1)	Payable in cash in a lump sum.

(2)	Value (based on the closing market price of the Company’s Common Stock on January 30, 2009 of $18.27) of unvested in-the-money stock options that would become vested upon a change-in-control of the Company.

(3)	Value (based on the closing market price of the Company’s Common Stock on January 30, 2009 of $18.27) of unvested shares of restricted stock that would become vested upon a change-in-control of the Company.

B.	Executive Compensation Disclosure Tables

Summary Compensation Table — This table shows the base salary, annual non-equity incentive compensation and all other compensation paid to the named executives. The table also shows the compensation expense the Company recognized for financial reporting purposes for the stock and option awards made to the named executives.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)(2)	($)

Robert A. Niblock	2008	$1,100,000	0	$2,560,344	$2,562,031	$1,500,763	$153,201	$7,876,339
Chairman of the Board and	2007	$1,050,000	0	$2,965,305	$2,027,320	0	$104,707	$6,147,332
Chief Executive Officer	2006	$950,000	0	$3,020,463	$1,494,537	$1,037,875	$97,495	$6,600,370
Robert F. Hull, Jr.	2008	$660,000	0	$879,152	$693,988	$463,162	$54,859	$2,751,161
Executive Vice President	2007	$550,000	0	$802,413	$601,195	0	$29,953	$1,983,561
and Chief Financial Officer	2006	$480,000	0	$743,011	$443,978	$308,304	$23,614	$1,998,907
Larry D. Stone	2008	$840,000	0	$1,383,412	$1,201,024	$765,131	$105,493	$4,295,060
President and	2007	$800,000	0	$1,838,397	$1,085,421	0	$57,438	$3,781,256
Chief Operating Officer	2006	$770,039	0	$2,038,311	$1,016,992	$491,360	$34,658	$4,351,360
Charles W. Canter, Jr.	2008	$620,000	0	$823,120	$669,126	$435,091	$51,991	$2,599,328
Executive Vice President,	2007	$525,000	0	$632,042	$496,699	0	$25,751	$1,679,492
Merchandising	2006	$500,000	0	$661,249	$349,568	$321,150	$30,743	$1,862,710
Gregory M. Bridgeford	2008	$590,000	0	$874,296	$647,900	$414,038	$52,956	$2,579,190
Executive Vice President,	2007	$500,000	0	$1,049,435	$588,885	0	$28,285	$2,166,605
Business Development	2006	$480,000	0	$1,144,850	$546,195	$308,304	$24,663	$2,504,012

(1)	For financial statement reporting purposes, the Company determines the fair value of a stock or option award on the grant date. The Company then recognizes the fair value of the award as compensation expense over the requisite service period. The fair value of a stock award is equal to the closing market price of the Company’s Common Stock on the date of the award. The fair value of an option award is determined using the Black-Scholes option-pricing model with assumptions for expected dividend yield, expected term, expected volatility, a risk-free interest rate and an estimated forfeiture rate. See Note 8, “Accounting for Share-Based Payment” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 30, 2009 for additional information about the Company’s accounting for share-based compensation arrangements, including the assumptions used in the Black-Scholes option-pricing model.

The amounts presented are the dollar amounts of compensation expense recognized by the Company for financial statement reporting purposes for the three fiscal years ended January 30, 2009, February 1, 2008 and February 2, 2007. The amounts include compensation expense recognized for awards granted in the fiscal year ended January 30, 2009 and in previous fiscal years, except the compensation expense amounts have not been reduced by the Company’s estimated forfeiture rate. Executives receive dividends on unvested shares of restricted stock and the right to receive dividends has been factored into the determination of the fair value of the stock awards and the resulting amounts presented above.

(2)	Amounts presented consist of the following for the 2008 fiscal year:

	Company Matching
	Contributions to:				Personal
		Benefit	Reimbursement of Tax		Use of	Cost of Company
		Restoration	Compliance Costs		Corporate	Required
Name	401(k) Plan	Plan	Cost	Tax Gross-Up	Aircraft	Physical Exam	Total

Mr. Niblock	$8,140	$102,351	$5,000	$3,750	$28,974	$4,986	$153,201
Mr. Hull	$11,017	$36,627	$2,400	$1,800	0	$3,015	$54,859
Mr. Stone	$8,026	$60,159	$4,241	$3,181	$26,893	$2,993	$105,493
Mr. Canter	$11,532	$33,232	$2,975	$2,231	0	$2,021	$51,991
Mr. Bridgeford	$11,949	$30,641	$4,218	$3,163	0	$2,985	$52,956

All amounts presented above, other than the amount for personal use of corporate aircraft, equal the actual cost to the Company of the particular benefit or perquisite provided. The amount presented for personal use of corporate aircraft is equal to the incremental cost to the Company of such use. Incremental cost includes fuel, landing and ramp fees and other variable costs directly attributable to the personal use. Incremental cost does not include an allocable share of the fixed costs associated with the Company’s ownership of the aircraft.

Grants of Plan-Based Awards — This table presents the potential annual non-equity incentive awards the named executives were eligible to earn in 2008, the number of shares of performance-based restricted stock awarded to the executives in 2008 that will become vested if the Company achieves the threshold or target performance level and the stock options awarded to the named executives in 2008.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise or	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base	Fair Value
		Date of	Non-Equity Incentive Plan			Equity Incentive Plan			Shares of	Securities	Price of	of Stock and
		Compensation	Awards(1)			Awards(2)			Stock or	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)

Mr. Niblock			$550,000	$2,200,000	$3,300,000
	03/01/08	02/21/08								558,000	$23.97	$2,929,835
	03/01/08	02/21/08				58,500	234,000	234,000	0			$5,608,980
Mr. Hull			$231,000	$594,000	$1,188,000
	03/01/08	02/21/08								143,000	$23.97	$750,836
	03/01/08	02/21/08				15,000	60,000	60,000	0			$1,438,200
Mr. Stone			$294,000	$1,050,000	$2,100,000
	03/01/08	02/21/08								243,000	$23.97	$1,275,896
	03/01/08	02/21/08				25,500	102,000	102,000	0			$2,444,940
Mr. Canter			$217,000	$558,000	$1,116,000
	03/01/08	02/21/08								135,000	$23.97	$708,831
	03/01/08	02/21/08				14,250	57,000	57,000	0			$1,366,290
Mr. Bridgeford			$206,500	$531,000	$1,062,000
	03/01/08	02/21/08								128,000	$23.97	$672,077
	03/01/08	02/21/08				13,500	54,000	54,000	0			$1,294,380

(1)	The executives are eligible to earn annual non-equity incentive compensation under the Company’s non-equity incentive plan for each fiscal year based on the Company’s achievement of one or more performance measures established at the beginning of the fiscal year by the Compensation Committee. For the fiscal year ended January 30, 2009, the performance measures selected by the Compensation Committee were the Company’s earnings before interest and taxes (weighted 75%) and the number of new store openings (weighted 25%). The Compensation Committee established separate threshold, target and maximum levels of performance for both measures for the first half of the 2008 fiscal year and the second half of the 2008 fiscal year. The performance levels for both measures and the Company’s actual performance are shown on pages 20 and 21.

(2)	The stock awards become vested based on the Company’s average return on non-cash average assets for the three fiscal year period that includes fiscal years 2008 through 2010. If the Company achieves the threshold average return, 25% of the shares will become vested. All of the shares will become vested if the Company achieves the target average return. The Compensation Committee also specified the percentage of shares that will become vested for an average return that is between the threshold and target average return.

In the event an executive terminates employment due to death, disability or retirement, any unvested shares will become vested based on the Company’s achievement of the performance vesting requirements applicable to those shares. Retirement for this purpose is defined as termination of employment with the approval of the Board on or after the date the executive has satisfied an age and service requirement, provided the executive has given the Board advance notice of such retirement. Messrs. Niblock, Stone, Canter and Bridgeford have satisfied the age and service requirement for retirement. Mr. Hull will satisfy the age and service requirement for retirement upon attainment of age 55. The executives receive all cash dividends paid with respect to the shares included in the stock awards during the vesting period.

(3)	All options have a seven-year term and an exercise price equal to the closing price of the Company’s Common Stock on the grant date. The options vest in three equal annual installments on each of the first three anniversaries of the grant date or, if earlier, the date the executive terminates employment due to death or disability or, in the case of Messrs. Niblock, Stone and Bridgeford, in the event of retirement, and remain exercisable until their expiration dates. The options granted to Messrs. Hull and Canter will become exercisable in the event of retirement in accordance with the original three-year vesting schedule and remain exercisable until their expiration dates. Retirement for this purpose has the same meaning as for the stock awards as described in Footnote 2 above.

Outstanding Equity Awards at Fiscal Year-End — This table presents information about unvested stock and option awards held by the named executives on January 30, 2009.

						Stock Awards
	Option Awards						Market
	Number of	Number of				Number of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option		Stock That	Stock That
	Options	Options		Exercise	Option	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(4)	($)(5)

Mr. Niblock	298,000	0		$19.65	03/01/10	615,000	$11,236,050
	102,000	0		$28.37	03/01/11
	144,000	0		$29.17	03/01/12
	140,000	70,000	(1)	$34.16	03/01/13
	111,667	223,333	(2)	$32.21	03/01/14
	0	558,000	(3)	$23.97	03/01/15

Mr. Hull	60,180	0		$19.65	03/01/10	189,250	$3,457,598
	10,000	0		$22.85	03/01/10
	21,150	0		$28.37	03/01/11
	53,000	0		$29.17	03/01/12
	41,334	20,666	(1)	$34.16	03/01/13
	29,334	58,666	(2)	$32.21	03/01/14
	0	143,000	(3)	$23.97	03/01/15

Mr. Stone	316,912	0		$19.65	03/01/10	302,750	$5,531,243
	98,000	0		$28.37	03/01/11
	99,000	0		$29.17	03/01/12
	76,000	38,000	(1)	$34.16	03/01/13
	48,667	97,333	(2)	$32.21	03/01/14
	0	243,000	(3)	$23.97	03/01/15

Mr. Canter	43,512	0		$21.99	03/01/09	178,073	$3,253,394
	55,092	0		$19.65	03/01/10
	21,150	0		$28.37	03/01/11
	20,290	0		$29.17	03/01/12
	42,668	21,332	(1)	$34.16	03/01/13
	28,000	56,000	(2)	$32.21	03/01/14
	0	135,000	(3)	$23.97	03/01/15

Mr. Bridgeford	48,060	0		$21.99	03/01/09	179,250	$3,274,898
	82,000	0		$19.65	03/01/10
	52,000	0		$28.37	03/01/11
	53,000	0		$29.17	03/01/12
	41,334	20,666	(1)	$34.16	03/01/13
	26,667	53,333	(2)	$32.21	03/01/14
	0	128,000	(3)	$23.97	03/01/15

(1)	These options became vested on March 1, 2009.

(2)	These options become vested in two equal annual installments on March 1, 2009 and March 1, 2010.

(3)	These options become vested in three equal annual installments on March 1, 2009, March 1, 2010 and March 1, 2011.

(4)	Executives receive dividends on unvested shares of restricted stock. The unvested stock awards become vested as follows:

	September 1,	March 1,	March 1,	December 14,	March 1,	March 1,
Name	2009	2010(a)	2010(b)	2010	2011(c)	2011(d)	Total

Mr. Niblock	60,000	36,000	161,000	0	124,000	234,000	615,000
Mr. Hull	30,000	13,250	42,000	8,000	36,000	60,000	189,250
Mr. Stone	40,000	24,750	70,000	0	66,000	102,000	302,750
Mr. Canter	30,000	5,073	40,000	8,000	38,000	57,000	178,073
Mr. Bridgeford	30,000	13,250	38,000	8,000	36,000	54,000	179,250

(a)	These shares are performance accelerated restricted shares or PARS granted on March 1, 2005. The vesting of 50% of the PARS included in this grant was accelerated to March 1, 2008 because the Company achieved an average return on non-cash beginning assets for fiscal years 2005 through 2007 of 20.6% which return exceeded the 20% return set by the Compensation Committee at the time the PARS were awarded. The Company’s average return on non-cash beginning assets for fiscal years 2005 through 2008 was less than 20%. Therefore, vesting of the remaining PARS shown above was not accelerated to March 1, 2009, and the remaining PARS will vest on March 1, 2010.

(b)	These shares are performance vested restricted shares awarded on March 1, 2007. These shares will become vested only if the Company achieves a target average return on non-cash average assets set by the Compensation Committee for the three-year performance period that includes fiscal years 2007 through 2009. A portion of the shares will become vested if the Company achieves an average return on non-cash average assets that is at least the threshold level set by the Compensation Committee but less than the target level.

(c)	These shares are PARS granted on March 1, 2006. The vesting of all of the PARS will be accelerated to March 1, 2010 if the Company achieves an average return on non-cash beginning assets set by the Compensation Committee at the time the PARS were awarded during the four fiscal years after the grant date.

(d)	These shares are performance vested restricted shares awarded on March 1, 2008. These shares will become vested only if the Company achieves a target average return on non-cash average assets set by the Compensation Committee for the three-year performance period that includes fiscal years 2008 through 2010. A portion of the shares will become vested if the Company achieves an average return on non-cash average assets that is at least the threshold level set by the Compensation Committee but less than the target level.

(5)	Amount is based on the closing market price of the Company’s Common Stock on January 30, 2009 of $18.27.

Option Exercises and Stock Vested at Fiscal Year-End — This table presents information about stock options exercised by the named executive officers and the number and value of stock awards that became vested in the named executive officers during the 2008 fiscal year.

	Option Awards			Stock Awards
	Number of Shares	Value Realized on		Number of Shares		Value Realized
	Acquired on Exercise	Exercise		Acquired on Vesting		on Vesting
Name	(#)	($)		(#)		($)

Mr. Niblock	322,000	$1,236,069		236,000	(2)	$5,656,920
Mr. Hull	82,340	$190,527	(1)	13,250		$317,603
Mr. Stone	369,452	$883,030		144,750	(2)	$3,469,658
Mr. Canter	120,000	$229,686		5,073		$121,600
Mr. Bridgeford	120,000	$181,552		73,250	(2)	$1,755,803

(1)	Mr. Hull elected under the Company’s Deferred Compensation Program to defer receipt of $37,444 of this amount.

(2)	Delivery of a portion of these shares was deferred under the Company’s Deferred Compensation Program. The Deferred Compensation Program is described in the introductory narrative to the Nonqualified Deferred Compensation Table.

Nonqualified Deferred Compensation — The Company sponsors three non-qualified deferred compensation plans for the benefit of senior management employees: the Benefit Restoration Plan (the “BRP”), the Cash Deferral Plan (the “CDP”) and the Deferred Compensation Program (the “DCP”).

BRP

The BRP allows senior management employees to defer receipt of the difference between (i) 6% of the sum of base salary and annual non-equity incentive plan compensation and (ii) the amount the employee is allowed to contribute to the Company’s tax-qualified 401(k) Plan. The deferred amounts are credited to the employee’s BRP account. The Company makes matching contributions to the employee’s BRP account under the same matching contribution formula that applies to employee contributions to the 401(k) Plan. An employee’s account under the BRP is deemed to be invested in accordance with the employee’s election in one or more of the investment options available under the 401(k) Plan, except an employee may not elect to have any amounts deferred under the BRP after February 1, 2003 to be deemed to be invested in Company Common Stock. An employee may elect to change the investment of the employee’s BRP account as frequently as each business day. An employee’s account under the BRP is paid to the employee in cash after the end of the plan year in which the employee terminates employment but no earlier than 180 days after the employee’s termination of employment.

CDP

The CDP allows a senior management employee to elect to defer receipt of up to 80% of his or her base salary, annual non-equity incentive plan compensation and certain other bonuses. The deferred amounts are credited to the employee’s CDP account. The Company does not make any contributions to the CDP. An employee’s CDP account is deemed to be invested in accordance with the employee’s election in one or more of the investment options available under the 401(k) Plan, except an employee may not elect to have any amounts deferred under the CDP to be deemed to be invested in Company Common Stock. An employee may elect to change the investment of the employee’s CDP account as frequently as each business day. An employee’s account under the CDP is paid to the employee in cash after the end of the plan year in which the employee terminates employment but no earlier than 180 days after the employee’s termination of employment. In addition, an employee may elect to have a portion of the employee’s deferrals segregated into a separate sub-account that is paid at a date elected by the employee so long as the date is at least five years from the date of the employee’s deferral election.

DCP

The DCP requires the deferral of any equity incentive compensation payable to a named executive officer to the extent the compensation would not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The DCP also allowed executives to elect prior to January 1, 2005 to defer receipt of stock awards and gains from the exercise of stock options. The

Company does not make any contributions to the DCP. All deferrals under the DCP are deemed to be invested in shares of the Company’s Common Stock. Any dividends that would have been paid on shares of stock credited to an executive’s DCP account are deemed to be reinvested in additional shares of Common Stock. The aggregate earnings on an executive’s DCP account shown in the table below are attributable solely to fluctuations in the value of the Company’s Common Stock and dividends paid with respect to the Company’s Common Stock. Shares of Company Common Stock credited to an executive’s DCP account that are attributable to mandatory deferrals are paid to the executive when the distribution is fully deductible by the Company for federal income tax purposes. Shares of Company Common Stock credited to an executive’s DCP account that are attributable to pre-2005 elective deferrals are paid in accordance with the executive’s election in a lump sum or five annual installments after the executive’s termination of employment or attainment of a specified age.

The following table presents information about the amounts deferred by the named executive officers under the Company’s three deferred compensation plans.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Plan	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	Name	($)(1)	($)(1)	($)(1)	($)	($)(1)

Mr. Niblock	BRP	$54,450	$88,369	$(979,094)	0	$1,445,826
	CDP	0	0	0	0	0
	DCP	$5,538,029	0	$(1,609,823)	0	$5,245,036
Mr. Hull	BRP	$27,958	$34,070	$(245,492)	0	$435,823
	CDP	0	0	0	0	0
	DCP	$37,444	0	$(38,627)	0	$101,030
Mr. Stone	BRP	$40,154	$53,656	$(767,447)	0	$1,126,505
	CDP	$1,938	0	0	0	$1,938
	DCP	$3,329,673	0	$(1,627,195)	0	$4,904,570
Mr. Canter	BRP	$25,494	$31,460	$(200,883)	0	$492,698
	CDP	$54,580	0	$(1,296)	0	$53,284
	DCP	0	0	0	0	0
Mr. Bridgeford	BRP	$23,585	$29,459	$(234,300)	0	$924,543
	CDP	0	0	0	0	0
	DCP	$1,438,200	0	$(1,509,096)	$69,870	$4,224,767

(1)	All of the amounts presented above as “Executive Contributions” and “Registrant Contributions” to the BRP and as “Executive Contributions” to the DCP are reported as compensation for the 2008 fiscal year in the Summary Compensation Table shown on page 25.

The amounts presented in the Summary Compensation Table for “Stock Awards” and “Options Awards” are the amounts of compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended January 30, 2009. The amounts presented above as “Executive Contributions” to the DCP represent the market value of stock awards that vested or the gain realized from stock options that were exercised during the fiscal year ended January 30, 2009 and were deferred under the DCP. The amounts presented below as “Executive Contributions” to the DCP represent the compensation expense recognized by the Company for such deferred awards and stock option gains for the fiscal year ended January 30, 2009.

		Amount of Executive
		Contributions
		included in 2008
		Fiscal Year
		Compensation in
	Plan	Summary Compensation
Name	Name	Table on Page 25

Mr. Niblock	DCP	$310,031
Mr. Hull	DCP	0
Mr. Stone	DCP	$170,867
Mr. Canter	DCP	Not applicable
Mr. Bridgeford	DCP	$18,138

C.	Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2009.

Marshall O. Larsen, Chairman
Leonard L. Berry
Dawn E. Hudson
Robert A. Ingram
Richard K. Lochridge

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about stock options outstanding and shares available for future awards under all of Lowe’s equity compensation plans. The information is as of January 30, 2009.

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation
	Options, Warrants	Options, Warrants	Plans (Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(#)(1)	($)(1)	(#)(2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	25,838,782	$27.26	57,794,749(3)
Equity compensation plans not approved by security holders	—	—	—

Total	25,838,782	$27.26	57,794,749(3)

(1)	This column contains information regarding stock options and restricted and deferred stock units only; there are no warrants or stock appreciation rights outstanding. However, the weighted average exercise price shown in column (b) does not take into account restricted or deferred stock units because they are granted outright and do not have an exercise price.

(2)	In accordance with SEC rules, this column does not include shares available under the Lowe’s 401(k) Plan.

(3)	Includes the following:

*	38,916,660 shares available for grants of stock options, stock appreciation rights, stock awards and performance shares, and restricted stock units to key employees under the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “2006 LTIP”). Stock options granted under the 2006 LTIP generally have terms of seven years, normally vest evenly over three years, and are assigned an exercise price of not less than the fair market value of the Common Stock on the date of grant. No awards may be granted under the 2006 LTIP after 2016.

*	18,878,089 shares available under the Lowe’s Companies Employee Stock Purchase Plan — Stock Options for Everyone. Eligible employees may purchase shares of Common Stock through after-tax payroll deductions. The purchase price of this stock is equal to 85% of the closing price on the date of purchase for each semi-annual stock purchase period.

RELATED-PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the rules of the SEC for disclosure of transactions in which related persons have a direct or indirect material interest. Related persons include directors and executive officers of the Company and members of their immediate families. The Company’s General Counsel and Chief Compliance Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers about any such transactions. He is also responsible for making a recommendation, based on the facts and circumstances in each instance, whether the Company or the related person has a material interest in the transaction.

The Policy, which is administered by the Governance Committee of the Board of Directors, includes several categories of pre-approved transactions with related persons, such as employment of executive officers and certain banking related services. For transactions that are not pre-approved, the Governance Committee, in determining whether to approve or ratify a transaction with a related person, takes into account, among other things, (A) whether the transaction would violate the Company’s Code, (B) whether the transaction is on terms no less favorable than terms generally available to or from an unaffiliated third party under the same or similar circumstances and (C) the extent of the related person’s interest in the transaction as well as the importance of the interest to the related person. No director may participate in any discussion or approval of a transaction for which he or she or a member of his or her immediate family is a related person.

Approved Related-Party Transactions

Steven M. Stone, Senior Vice President and Chief Information Officer of the Company, is the brother of Larry D. Stone, the Company’s President and Chief Operating Officer. For the 2008 fiscal year, Steven M. Stone received a base salary of $435,000 and a non-equity incentive compensation award of $184,327. He also received a matching contribution of $17,385 under the Company’s Benefit Restoration Plan and a grant of (i) non-qualified options to purchase 27,000 shares at an exercise price of $23.97 per share and (ii) 11,000 shares of performance-vested restricted stock. Steven M. Stone’s compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee of the Board, which is comprised entirely of independent directors, reviews and approves all compensation actions for the Company’s executive officers, including Steven M. Stone. Larry D. Stone does not have a material interest in the Company’s employment relationship with Steven M. Stone, nor does he share a home with him.

The Company paid approximately $92 million in the fiscal year ended January 30, 2009 to ECMD, Inc., a vendor to the Company for over 25 years, for millwork and other building products. A brother-in-law of Gregory M. Bridgeford, the Company’s Executive Vice President of Business Development, is a senior officer and owner of less than 5% of the common stock of ECMD, Inc. Neither Mr. Bridgeford nor his brother-in-law, Todd Meade, has any direct business relationship with the transactions between ECMD, Inc. and the Company. We believe the terms upon which Lowe’s makes its purchases from ECMD, Inc. are comparable to, or better than, the terms upon which ECMD, Inc. sells products to its other customers, and upon which Lowe’s could obtain comparable products from other vendors. The Governance Committee of the Company’s Board of Directors has reviewed all of the material facts and ratified the transactions with ECMD, Inc. that occurred in the last fiscal year and approved the transactions that will occur in the current fiscal year.

PROPOSAL TWO
TO APPROVE AMENDMENTS TO THE LOWE’S COMPANIES, INC.
2006 LONG TERM INCENTIVE PLAN

The shareholders approved the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “2006 LTIP”) at the 2006 Annual Meeting. The 2006 LTIP permits the grant of options to purchase shares of Common Stock of the Company, stock appreciation rights (“SARs”), stock awards and performance shares to employees who contribute significantly to the profits or growth of the Company.

The shareholders also approved the Lowe’s Directors’ Plan at the 2005 Annual Meeting, which permitted the grant of options or deferred stock units representing shares of the Company’s Common Stock to members of the Board of Directors who are not employees of the Company or a subsidiary (“Outside Directors”). The Directors’ Plan expired by its terms in 2008.

The Company desires to amend the 2006 LTIP to permit Outside Directors to participate in the 2006 LTIP and to eliminate stock limits applicable to specific types of awards made under the 2006 LTIP. This amendment does not increase the aggregate number of shares available to be awarded under the 2006 LTIP.

In this Proposal Two, you are being asked to approve the amended and restated 2006 LTIP. If the amendment is approved, the Company will be permitted to grant options to purchase shares of Common Stock from the Company, SARs, stock awards (including deferred stock units representing shares of Company Common Stock) and performance shares to Outside Directors as well as continue to make such awards to employees and will not be subject to limits applicable to specific types of awards made under the 2006 LTIP. The aggregate number of shares available to be awarded under the 2006 LTIP will not be changed.

The Board believes that the amended and restated 2006 LTIP will continue to benefit the Company by (i) assisting it in recruiting and retaining the services of employees and directors with ability and initiative, (ii) providing greater incentive for employees and directors who provide valuable services to the Company and (iii) associating the interests of these persons with those of the Company through opportunities for increased stock ownership and performance-based incentive compensation.

The more significant features of the amended and restated 2006 LTIP are described below. This summary is qualified in its entirety by reference to the full text of the amended and restated 2006 LTIP which is attached as Appendix B to this Proxy Statement.

Administration

The Compensation Committee of the Board administers the 2006 LTIP with respect to awards to employees and the Executive Committee of the Board administers the 2006 LTIP with respect to awards to Outside Directors (the “Administrator”). The Administrator has the authority to select the individuals who will participate in the 2006 LTIP (“Participants”) and to grant options and SARs and to make stock awards and awards of performance shares upon such terms (not inconsistent with the terms of the 2006 LTIP), as the Administrator considers appropriate. In addition, the Administrator has complete authority to interpret all provisions of the 2006 LTIP, to prescribe the form of agreements evidencing awards under the 2006 LTIP, to adopt, amend and rescind rules and regulations pertaining to the administration of the 2006 LTIP and to make all other determinations necessary or advisable for the administration of the 2006 LTIP.

The Administrator may delegate its authority to administer the 2006 LTIP to a special committee consisting of one or more directors who are also officers of the Company. The Administrator, however, may not delegate its authority with respect to grants and awards to individuals who are “covered employees” under Internal Revenue Code Section 162(m) or Section 16 of the Securities Exchange Act of 1934.

Eligibility

Any employee of the Company or any subsidiary is eligible to participate in the 2006 LTIP if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a subsidiary. Outside Directors may also participate in the 2006 LTIP.

Awards

Options.  Options granted under the 2006 LTIP may be incentive stock options (“ISOs”) or nonqualified stock options; provided, however, Outside Directors may not be awarded ISOs. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares’ fair market value on the date of grant. The option price may be paid in cash or, with the Administrator’s consent, with shares of Common Stock, or a combination of cash and Common Stock. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed ten years.

No employee may be granted ISOs (under the 2006 LTIP or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 1,500,000 shares of Common Stock; provided, that in connection with his or her initial employment as an employee with the Company, such a Participant may be granted Options with respect to up to an additional 1,000,000 shares of Common Stock, which will not count against the foregoing annual limit.

SARs.  SARs generally entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The 2006 LTIP provides that the Administrator may prescribe that the Participant will realize appreciation on a different basis. For example, the Administrator may limit the amount of appreciation that may be realized upon the exercise of an SAR.

SARs may be granted in relation to option grants (“Corresponding SARs”) or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates and vice versa.

SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which a SAR may be exercised will be fixed by the Administrator at the time the SAR is granted but cannot exceed ten years.

No Participant may be granted SARs in any calendar year for more than 1,500,000 shares of Common Stock. For purposes of this limitation (and the limitation on individual option grants), an option and a Corresponding SAR are treated as a single award.

Stock Awards.  The 2006 LTIP also permits the grant of shares or units representing shares of Common Stock as stock awards. A stock award shall be forfeitable or otherwise restricted until certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on the performance criteria described below. A stock award granted to a participant who is not an Outside Director will be restricted for a period of at least three years; provided, however, the period shall be at least one year in the case of a stock award that is subject to objectives based on one or more performance criteria. No Participant may be granted stock awards in any calendar year for more than 600,000 shares.

Performance Shares.  The 2006 LTIP also permits the award of performance shares. A performance share is an award stated with reference to a number of shares of Common Stock that entitles the holder to receive a payment equal to the fair market value of the Common Stock if the performance objectives are achieved. The performance objectives may be stated with respect to the criteria described below. The performance measurement period shall be at least one year. To the extent that a performance share award is earned, it may be settled in cash, with Common Stock, or a combination of cash and Common Stock. No Participant may receive an award of performance shares in any calendar year for more than 600,000 shares.

Performance Measures

As noted above, a Participant’s rights under a stock award or performance shares may be subject to the satisfaction of performance objectives. Those performance objectives may be stated with reference to one or any combination of the following: (i) the Company’s earnings before interest and taxes (EBIT), (ii) the Company’s earnings before taxes, (iii) the Company’s earnings before taxes in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iv) the achievement by the Company, a subsidiary or an operating unit of stated objectives with respect to return on equity, earnings per share, total earnings, return on capital or return on assets, (v) fair market value, (vi) revenues, (vii) total shareholder return, (viii) operating earnings or margin, (ix) economic profit or value created, or (x) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

Transferability

Options, SARs, stock awards and performance shares generally will be nontransferable except by will or the laws of descent and distribution. The Administrator may (but need not) permit other transfers where the Administrator concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an ISO to fail to be treated as an ISO, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable awards.

Share Authorization

A total of 50,000,000 shares of Common Stock may be issued under the 2006 LTIP, which number reflects the 2 for 1 stock split after the 2006 LTIP was adopted and approved. You are not being asked to approve any additional shares to be available under the 2006 LTIP; however, you are being asked to approve the elimination of the limitation on the issuance of stock awards and performance shares under the 2006 LTIP. As of the date of this Proxy Statement, approximately 29,259,450 shares of Common Stock remain available for all types of future awards under the 2006 LTIP, as amended.

The aggregate limitation on the number of shares of Common Stock that may be issued under the 2006 LTIP will be adjusted, as the Administrator determines is appropriate, in the event of a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares). The terms of outstanding awards and the limitations on individual grants also may be adjusted by the Administrator to reflect such changes.

Amendment and Termination

No options, SARs, stock awards or performance shares may be granted under the 2006 LTIP after March 1, 2016. The Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the Plan may “reprice” options or SARs outstanding under the 2006 LTIP without the further approval of the shareholders of the Company or adversely affect any award previously granted under the Plan, without the written consent of the Participant.

Acceleration of Awards

Except as otherwise provided in an Agreement between the Company and a Participant, upon termination of an employee Participant’s employment by the Company without “cause”, or by an employee Participant for “good reason,” each as defined in the 2006 LTIP, within a period of one year following the occurrence of a change in control, as defined in the 2006 LTIP, all outstanding options and SARs held by such Participant shall become fully exercisable and all restrictions and performance conditions on outstanding stock awards and performance shares held by such Participant shall lapse. Awards will also accelerate upon the death or disability of a Participant.

Federal Income Tax Consequences

The following is a brief general description of the consequences under the Internal Revenue Code and current federal income tax regulations of the receipt or exercise of awards under the 2006 LTIP.

Nonqualified Stock Options.  There will be no federal income tax consequences to either the Company or the Participant upon the grant of a non-discounted nonqualified stock option. However, the Participant will realize ordinary income on the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction (subject to Internal Revenue Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the Participant of the Common Stock will constitute short-term or long-term capital gain, depending on the Participant’s holding period.

Incentive Stock Options.  There will be no federal income tax consequences to either the Company or the Participant upon the grant of an ISO or the exercise thereof by the Participant, except that upon exercise of an ISO, the Participant may be subject to alternative minimum tax on certain items of tax preference. If the Participant holds the shares of Common Stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of Common Stock (the “required holding period”), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, the Participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount (subject to Internal Revenue Code Section 162(m) limitations).

SARs.  A Participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When a Participant exercises the SAR, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the Participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Internal Revenue Code Section 162(m) limitations).

Performance Shares.  A Participant receiving performance shares will not recognize income and the Company will not be allowed a tax deduction at the time the award is granted. When a Participant receives payment of performance shares, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the Participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Internal Revenue Code Section 162(m) limitations).

Stock Awards.  Unless the Participant makes an election to accelerate recognition of the income to the date of grant, a Participant receiving a Stock Award will not recognize income, and the Company will not be allowed a tax deduction, until such time as the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At such time, the Participant will recognize ordinary income equal to the fair market value of the Common Stock and the Company will be entitled to a corresponding tax deduction at that time (subject to Internal Revenue Code Section 162(m) limitations).

Benefits To Named Executive Officers And Others

Any future awards under the 2006 LTIP will be made at the discretion of the Administrator. Consequently, it is not presently possible to determine either the future benefits or amounts that will be received by any particular person or group pursuant to the 2006 LTIP.

If the proposed amendments to the 2006 LTIP are approved, the Board of Directors intends to grant deferred stock units following the Annual Meeting each year to Outside Directors. The annual grant will be determined as it has been previously determined under the Directors’ Plan, subject to change by the Board of Directors upon recommendation of the Executive Committee.

The Board of Directors recommends a vote “FOR” the amendments to the 2006 LTIP. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee has five members, all of whom are independent directors as defined by the Categorical Standards, Section 303A.02 of the NYSE Listed Company Manual and Rule 10A-3(b)(1)(ii) of the Exchange Act. Each member of the Audit Committee is “financially literate,” as that term is defined by the rules of the NYSE, and qualified to review and assess financial statements. The Board of Directors has determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined by the SEC, and has designated Stephen F. Page, Chairman of the Audit Committee, as an “audit committee financial expert.”

The Audit Committee reviews the general scope of the Company’s annual audit and the fees charged by the Company’s independent registered public accounting firm, determines duties and responsibilities of the internal auditors, reviews financial statements and accounting principles being applied thereto, and reviews audit results and other matters relating to internal control and compliance with the Company’s Code.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	met periodically with the Company’s Vice President of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accounting firm the matters required to be communicated to those charged with governance by SAS No. 114 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07;

•	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•	reviewed and discussed with management and the independent registered public accounting firm management’s report and the independent registered public accounting firm’s report on our internal control over financial reporting and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions noted above and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2009.

Stephen F. Page, Chairman
David W. Bernauer
Peter C. Browning
Robert L. Johnson
O. Temple Sloan, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

The aggregate fees billed to the Company for the last two fiscal years by the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were:

	2008	2007

Audit Fees(1)	$2,441,567	$2,554,922
Audit-Related Fees(2)	120,041	361,303
Tax Fees(3)	0	0
All Other Fees	0	0

(1)	Audit fees consist of fees billed for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services provided by the independent registered public accounting firm in connection with the Company’s statutory filings for the last two fiscal years. Audit fees also include fees for professional services rendered for the audit of our internal control over financial reporting.

(2)	Audit-related fees are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and include audits of the Company’s employee benefit plans and other consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of this level of audit-related and tax compliance, advice and planning services is compatible with maintaining the independence of Deloitte. The Audit Committee, or the Chairman of the Audit Committee pursuant to a delegation of authority from the Audit Committee set forth in the Audit Committee’s charter, approves the engagement of Deloitte to perform all such services before Deloitte is engaged to render them.

PROPOSAL THREE
TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm for fiscal year 2009. Deloitte has served as the Company’s independent registered public accounting firm since 1982 and is considered by management to be well qualified.

Although shareholder ratification of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of Deloitte to the shareholders for ratification. If the shareholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain Deloitte as the Company’s independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting of Shareholders, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL FOUR
TO APPROVE AMENDMENTS TO LOWE’S ARTICLES OF INCORPORATION
ELIMINATING ALL REMAINING SUPERMAJORITY VOTE REQUIREMENTS

The Board of Directors has adopted, and recommends that Lowe’s shareholders approve, amendments to Lowe’s Articles of Incorporation that would repeal Article 9 in its entirety and renumber Article 10 as Article 9 (the “Proposed Amendments”). The provisions of Article 9 require that certain business combinations receive the approval of seventy percent (70%) of the outstanding stock entitled to vote on the transaction unless the combination is approved by a majority of those persons who are Disinterested Directors (as defined in the Articles of Incorporation) and certain price and procedure requirements set forth in Article 9 are satisfied. Article 9, a copy of which is attached as Appendix C to this Proxy Statement, is intended to protect shareholders against a partial or two-tiered tender offer in which minority shares that are not purchased in the first phase of an acquisition are forced to accept a lower price in the second phase.

A non-binding shareholder proposal to eliminate all supermajority vote requirements in the Company’s Articles of Incorporation and Bylaws was included in the Company’s 2008 Proxy Statement. At the same Annual Meeting, the Board of Directors recommended to shareholders for approval a proposal to amend the Articles of Incorporation to declassify the Board of Directors and eliminate two of the four supermajority voting provisions in the Company’s Articles of Incorporation. The Board opposed the non-binding shareholder proposal because the Board believed that the two remaining supermajority voting provisions, which are included in Article 9 and relate to the required vote for certain unfair business combinations, should be maintained for the reasons set forth in the Board’s opposition statement to the shareholder proposal. Both proposals received favorable votes from a majority of the outstanding shares of the Company’s Common Stock.

In response to the favorable vote on the shareholder proposal, the Governance Committee of the Board of Directors considered the action requested by the proponent. After taking note of the fact that there are no supermajority voting requirements in the Company’s Bylaws, the Governance Committee recommended to the Board of Directors that the Board adopt and recommend that the Company’s shareholders approve the Proposed Amendments. The Governance Committee made its recommendation after concluding that the protection afforded the Company’s shareholders by the provisions of Article 9 would be meaningless if the Articles of Incorporation were amended simply to reduce the supermajority voting requirements in Article 9 to a majority vote. The Governance Committee also considered the provisions of the North Carolina Business Corporation Act that impose supermajority voting requirements to approve certain unfair business combinations. Based upon the Committee’s recommendation, the Board of Directors has adopted and recommends that Lowe’s shareholders approve the Proposed Amendments.

Votes Needed

The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock is required for the approval of the Proposed Amendments. If approved, the Proposed Amendments would become effective upon the filing of Articles of Amendment with the Secretary of State of the State of North Carolina, which the Company would do promptly after the Annual Meeting. The Board of Directors recommends a vote “FOR” the Proposed Amendments. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL FIVE
TO CONSIDER AND VOTE UPON THE SHAREHOLDER PROPOSAL
REGARDING REINCORPORATING IN NORTH DAKOTA

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owning more than $2,000 of Lowe’s Common Stock, has informed us that he intends to submit the following shareholder proposal at the Annual Meeting. We are not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted. The Board of Directors recommends voting AGAINST this proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

5 — Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of John Chevedden
This proposal requests that the board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The board of directors could not be classified.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to allow shareowners a right of access to management’s proxy statement. And Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. As a North Dakota company our Company would also shift to cumulative voting, “say on pay,” and other best practices in governance.

Our Company needs to improve its governance:

•	Two directors served on 6 boards each — Over-commitment concern.
Robert Ingram
Peter Browning

•	Two directors owed (sic) zero stock:
Robert Ingram
Robert Johnson

•	Robert Johnson was designated a “Problem Director” by The Corporate Library due to his involvement with US Airways and bankruptcy.

•	Robert Ingram was also designated as “Accelerated Vesting” director by The Corporate Library, http://www.thecorporatelibrary.com, an independent investment research firm.

•	Our directors also served on boards rated D or F by the Corporate Library:

Robert Ingram	Wachovia (WB)
Peter Browning	Wachovia (WB)
Robert Ingram	Allergan (AGN)
Dawn Hudson	Allergan (AGN)
Robert Johnson	KB Home (KBH) F-rated
Peter Browning	Phoenix Companies (PNX)
Peter Browning	Acuity Brands (AYI)
Stephen Page	PACCAR (PCAR)
David Bernauer	Office Depot (ODP)
Robert Ingram	Valeant Pharmaceuticals (VRX)

•	We had no shareholder right to:

Annual election of each director (until 2011).
Cumulative voting.
Act by written consent.
Call a special meeting.
Independent Board Chairman.
Lead Director.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not a major capital investment (sic) or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.

Lowe’s Board of Directors Statement OPPOSING This Proposal

Your Board of Directors believes that it is in the best interests of the Company and its shareholders to remain incorporated in North Carolina, and we urge you to vote AGAINST this ill-considered proposal. Since Lowe’s founding in 1946, we have been a North Carolina corporation. The Proponent is asking that we now take the extraordinary step of changing our state of incorporation to North Dakota, which only recently modified its state corporation statute. Your Board, in accordance with its fiduciary duties to the Company and its shareholders, has carefully considered the potential consequences of reincorporating in North Dakota. Based on this review, we have concluded that the proposed reincorporation transaction would involve substantial out-of-pocket costs to the Company and that the Company would face enormous risks and uncertainties operating under a new and untested legal structure in a state to which the Company has very little connection. The Proponent cites only a few purported benefits, which are speculative at best, in support of reincorporating, and explicitly avoids any discussion of the substantial costs and risks associated with the transaction.

The North Dakota Publicly Traded Corporations Act is untested and is based on a “one-size-fits-all” approach.  The North Dakota Publicly Traded Corporations Act was recently enacted in April of 2007 and, thus, has not been evaluated by the North Dakota judicial system. The lack of judicial precedent in North Dakota creates uncertainty as to the potential interpretation of the Act, which greatly increases the risks associated with the proposed reincorporation. This uncertainty is further increased by the fact that the North Dakota law is significantly different from the corporate law statutes adopted by most other states, including North Carolina, which are based on the Model Business Corporation Act and which have been frequently interpreted by lawyers and judges in those states. Moreover, North Carolina has established a specialized forum of its state courts, the North Carolina Business Court, for handling cases involving complex and significant issues of corporate and commercial law. Much like the Delaware Chancery Court, the North Carolina Business Court, uses specialized judges, with extensive knowledge of business law, which has led to greater predictability in interpretation of North Carolina corporate law.

The North Dakota Publicly Traded Corporations Act is essentially a collection into a single statute of selected corporate governance principles favored by certain activist investors. Notably, a company that elects to be subject to the Act does not have the ability to select the corporate governance principles that are most applicable and most beneficial to it, but rather must accept all of the terms as a package deal. Accordingly, the Act is based on a “one-size-fits-all” assumption with respect to corporate governance of public companies. As the National Association of Corporate Directors (NACD) recently recognized, there is no “one-size-fits-all” set of corporate governance principles because “different practices may make sense for different boards at different times given the circumstances and culture of a board and the needs of the company” (Key Agreed Principles to Strengthen Corporate Governance for U.S. Publicly Traded Companies, October 16, 2008).

We have a rich history in North Carolina and enjoy many tangible and intangible benefits associated with being incorporated there.  Although Lowe’s has grown to become the second-largest home improvement retailer in the world, serving approximately 14 million customers a week at more than 1,650 stores in the United States and Canada, our heritage is deeply rooted in North Carolina. From the time it was founded in 1946 as a small town hardware store, Lowe’s has been organized under the laws of the State of North Carolina as a North Carolina corporation. The Company has also maintained its corporate headquarters in North Carolina since its formation over 60 years ago; and, we recently demonstrated our commitment to remaining a North Carolina-based company by constructing a corporate headquarters complex in Mooresville, North Carolina. We are also one of North

Carolina’s largest employers with more than 100 stores and more than 20,000 employees located in the State. By virtue of being a North Carolina corporation and maintaining a large corporate presence in the State, we enjoy strong support from the State’s political and business leadership, both of which have a long history of supporting the continued growth and prosperity of important North Carolina corporations, such as Lowe’s. Although such benefits are difficult to quantify, we believe they are significant. Changing the Company’s state of incorporation to North Dakota, where the Company has an extremely limited physical presence (with only three stores) and virtually no experience with state officials and the judicial system, could result in a loss of these important benefits. Nothing in the proposal suggests that the Proponent took these considerations into account before asking that the Company reincorporate in North Dakota.

Reincorporation would involve substantial costs and detriments to the Company and its shareholders.  Reincorporating in North Dakota would involve substantial expense to the Company and would require a significant investment of management’s time and resources. A reincorporation to North Dakota would be accomplished by merging our existing North Carolina parent corporation into a newly-formed corporation incorporated in North Dakota, requiring us to undertake an exhaustive review of the Company’s existing contracts to determine whether the reincorporation transaction requires the consent of lenders or other third parties. Moreover, there is no guarantee that such consent would be forthcoming in every instance, or that it would come without the payment of additional compensation. Reincorporating in North Dakota would also require the Company to conduct a thorough examination of all of North Dakota’s laws to determine how they would affect the Company’s business. In addition, reincorporation would include significant one-time fees and expenses associated with the preparation of various documents and filings with governmental bodies in many other states and localities, resulting in additional legal and administrative costs to the Company. Incurring these incremental costs during this challenging economic environment could be injurious to the Company’s business. Furthermore, we do not believe that the burdensome administrative tasks related to reincorporation would be a productive use of management’s time and the Company’s resources, which should be focused on addressing the important operating issues facing the Company during this challenging economic environment. Finally, reincorporating in a jurisdiction, such as North Dakota, that is unfamiliar to third parties could have an adverse effect on director recruitment and on capital market and banking relationships.

Reincorporation would expose the Company to litigation in a distant and unfamiliar state.  Because the Company is both incorporated and headquartered in North Carolina, it is a “citizen” of North Carolina. This is significant because the Company is subject to lawsuits where it is a citizen, regardless of whether the suit arose in such state. If the Company reincorporated under North Dakota law, then it would become a citizen of both North Carolina and North Dakota, and lawsuits against the Company could be brought in both North Dakota and North Carolina state and federal courts, even if the matters did not arise there. Reincorporating in North Dakota would increase the Company’s exposure to litigation in that State, potentially resulting in additional litigation costs for the Company due to the increased time and expense associated with litigating in a state far from the Company’s corporate offices. Further, the Company has experience dealing with North Carolina courts and their various procedural rules, but has minimal experience dealing with the North Dakota courts, making it more difficult to make the strategic decisions involved with litigation.

Achieving the Proponent’s objectives does not require reincorporation.  The Company does not need to become a North Dakota corporation in order to implement any aspect of the North Dakota Publicly Traded Corporations Act. Lowe’s Board has already adopted on a case-by-case basis certain aspects of the Act that we believe are in the best interests of shareholders. For example, in 2004, we eliminated our shareholder rights plan. At the Company’s Annual Meeting in 2006, the Board recommended and shareholders approved amendments to the Company’s Articles of Incorporation to implement a majority voting standard in director elections. In 2008, the Board, in recognition of shareholder sentiment and corporate governance trends, adopted and recommended to shareholders for approval, amendments to the Company’s Articles of Incorporation to eliminate the Company’s classified Board structure and provide for the annual election of all directors. In response to the favorable vote on a shareholder proposal presented at last year’s Annual Meeting, we have adopted and recommended for shareholder approval at this year’s Annual Meeting (see Proposal Four in this Proxy Statement), amendments to the Company’s Articles of Incorporation to eliminate the remaining supermajority vote requirements therein. Your Board regularly reviews the Company’s governance structure and evaluates current trends in corporate governance practice in light of what makes good sense for Lowe’s and its shareholders, and may adopt additional measures as circumstances dictate in the future.

For all these reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL SIX
TO CONSIDER AND VOTE UPON THE SHAREHOLDER PROPOSAL
REGARDING HEALTH CARE REFORM PRINCIPLES

The American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owning more than $2,000 of Lowe’s Common Stock, has informed us that it intends to submit the following shareholder proposal at the Annual Meeting. We are not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted. The Board of Directors recommends voting AGAINST the proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Shareholder Proposal

RESOLVED:  Shareholders of Lowe’s Companies, Inc. (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Lowe’s Board of Directors Statement OPPOSING This Proposal

Lowe’s Board of Directors views health care reform as a laudable goal, but your Board believes that the pursuit of this goal is the responsibility of political leaders and is not an appropriate subject for debate either in the board room or at the annual meeting of the shareholders of a home improvement retailer such as Lowe’s. The adoption by the Company of this proposal would not constructively address the issue of health care reform, but it would interject the Company into a highly political debate. The Company is proud of its commitment to our employees’ health care, and we reject the notion that a single advocacy organization should define a set of reform principles that might constrain the Company’s approach to health care. Adopting these principles may limit the ability of the Company to work with a range of organizations in considering a variety of different solutions to control the Company’s health care expenses, in contrast to the uncertain or nonexistent benefits that might result from adopting the abstract principles contained in the proposal.

Even if the Company took a public position on health care reform, the Company is not in a position to directly effectuate the health care reform described in the proposal. Action on universal health care reform would have to originate with the U.S. Congress and the President, not the Company. Furthermore, ideas on health care reform should properly emerge from public debate and from the input of those equipped with particular expertise on health care issues, such as medical associations, health care providers and health care insurance companies. If the Company were to adopt these principles, the Company would merely be advocating the thoughts and ideas of one particular group that has publicized its ideas on health care reform. Such public advocacy on health care reform is more appropriate for health care related companies and organizations.

We reject the argument by the Proponent that adoption of these principles for health care reform is “essential if public confidence in our Company’s commitment to health care coverage is to be maintained.” The Company already shows its commitment to the health and well-being of its employees by offering a comprehensive benefits package. Full- time employees and their families are eligible for comprehensive medical, dental, and vision plans after 89 days of employment. In addition, the Company offers medical, dental, and vision plans to all regular part-time employees at the time of hire. Full-time employees are also offered tax-advantaged flexible spending accounts to permit them to maximize the efficiency of their health care spending. The Company frequently reviews its health care benefits to ensure that they remain competitive and enable the Company to continue attracting highly-qualified employees. In addition to these health care plans and spending accounts, the Company has implemented other initiatives to enhance the health and well-being of its employees. One Company-wide program provides free access to confidential work/life and smoking cessation programs. Another initiative provides incentives for employees to live healthy lifestyles by participating in regular exercise programs, adhering to healthy eating habits and obtaining routine physical examinations. There should be no doubt that the Company is serious about ensuring the health and well-being of its employees.

Your Board does not believe that it is prudent at this time for the Company to become an advocate for the specific principles listed in the proposal. If adopted, this proposal will not provide better health care solutions for the Company and will not bring about the national changes that the Proponent seeks. Furthermore, your Board believes that initiating health care reform is the responsibility of political leaders and health care organizations.

For all these reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL SEVEN
TO CONSIDER AND VOTE UPON THE SHAREHOLDER PROPOSAL
REGARDING SEPARATING THE ROLES OF CHAIRMAN AND CEO

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, IL 62651, owning more than $2,000 of Lowe’s Common Stock, has informed us that it intends to submit the following shareholder proposal at the Annual Meeting. We are not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted. The Board of Directors recommends voting AGAINST the proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

RESOLVED:  That stockholders of Lowe’s Corporation (“Lowe’s” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Mr. Robert Niblock holds the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Lowe’s require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent will enhance Board leadership at our Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that (sic) Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Lowe’s Board of Directors Statement OPPOSING This Proposal

Lowe’s Board of Directors acknowledges that independent Board leadership is important. Accordingly, the Company’s Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent directors. The role of the Company’s Lead Director closely parallels the role of an independent Chairman. Specifically, Lowe’s Corporate Governance Guidelines provide that the Lead Director will:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-Management Directors;

•	serve as a liaison between the Chairman and the Independent Directors;

•	communicate with the Chairman and the Secretary of the Company to develop an agenda for each Board meeting and determine the nature and extent of information that shall be provided regularly to the Directors for each scheduled meeting;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the Independent Directors; and

•	be available for consultation and direct communication with major shareholders upon request at the direction of the Chief Executive Officer.

The Lead Director also serves as the Chairperson of the Governance Committee of the Board of Directors, which functions as the Board’s nominating committee as well, and is comprised entirely of independent directors. Independent directors also meet in executive session presided over by the Lead Director at every regularly scheduled Board meeting. We believe that the existence of an independent Lead Director with this scope of responsibilities supports strong corporate governance principles and allows the Board to effectively fulfill its fiduciary responsibilities to shareholders.

We believe that mandating a separation of the positions of Chairman and CEO would weaken our leadership structure without providing any added benefit beyond that already achieved by having an empowered Lead Director.

The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. We believe that separating the roles of Chairman and CEO would risk creating the perception of having two “chiefs,” leading to fractured leadership of the Company and weakening its ability to develop and implement strategy. In contrast, we believe that the Company’s current leadership structure with the combined Chairman/CEO leadership role and an independent Lead Director enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all Board decisions.

In addition to having an independent Lead Director, Lowe’s Board and committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of Lowe’s directors (other than Mr. Niblock) and each member of the Audit, Governance and Compensation Committees meet the independence requirements of the New York Stock Exchange and the Company’s Categorical Standards for determining director independence (a copy of which is included in this Proxy Statement as Appendix A). Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, recommends to the Board for approval by the independent directors, the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

The Governance Committee of the Board of Directors regularly reviews the Company’s governance practices and recommends to the Board modifications to the Company’s fundamental governance documents. For example, in 2008, the Board, in recognition of shareholder sentiment and corporate governance trends, adopted and recommended to shareholders for approval, amendments to the Company’s (i) Articles of Incorporation to eliminate the Company’s classified Board structure and provide for the annual election of all directors and (ii) Bylaws permitting the holders of a majority of the Company’s outstanding common stock to call a special meeting. Additionally, in February of this year, the Board amended its Corporate Governance Guidelines to add a policy on recouping performance-based executive compensation in the event of a significant restatement of the Company’s financial results. Finally, in response to the favorable vote on a shareholder proposal submitted for inclusion in last year’s Annual Meeting, the Board has adopted and recommended for shareholder approval at this year’s Annual Meeting (see Proposal Four in this Proxy Statement), amendments to the Company’s Articles of Incorporation to eliminate the remaining supermajority vote requirements therein.

Despite the Proponent’s preference for a separate Chairman and CEO, there is no consensus in the U.S. that separating the roles is a governance best practice or that such a separation boosts returns for shareholders. The Proponent inaccurately cites a 2003 report by a Commission of The Conference Board in support of separating the roles of Lowe’s Chairman and CEO. That report does not support the Proponent’s position that an independent Chairman is necessary to “enhance Board leadership at our Company, and protect shareholders from future management actions that can harm shareholders.” Rather, the report acknowledges that board structures vary greatly among U.S. corporations and concludes that “no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success.” This conclusion supports the Board’s belief that there is no “one-size-fits-all” approach to Board leadership. Moreover, the governance structure used by Lowe’s Board (i.e., combined Chair/CEO position with an independent Lead Director) is expressly approved by the Commission in the report as one of the approaches that could be taken to provide the appropriate balance of power between board and CEO functions.

The authors of a 2004 Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?” (published June 2, 2004 in Knowledge@Wharton and available at http://knowledge.wharton.upenn.edu) conclude there is no evidence that separating the positions of Chairman and CEO improves corporate performance, pointing out that there were separate Chairmen and CEOs at both Enron and WorldCom when the fraud and corruption scandals occurred at each company. Specifically, the authors note that statistical studies show that whether a company does or does not separate the CEO and Chairman titles “has no bearing on corporate financial performance.” The authors of the article further state that “the emphasis on having separate CEOs and chairpersons is largely a ‘red herring’ because board independence can be accomplished in other ways, such as holding meetings without the CEO being present.” Given the lack of support for the benefits of separating the roles of Chairman and CEO, it is not surprising that the Spencer Stuart U.S. Board Index 2008 (released November 2008 and available at www.spencerstuart.com) found that 61% of S&P 500 companies have a leadership structure combining the positions of Chairman and CEO. Moreover, the 2008 index noted that of the 39% of S&P 500 companies that have separated the positions of Chairman and CEO, only 16% have Chairmen who are considered independent.

In view of the Company’s highly independent Board structure, particularly the role of the independent Lead Director, and the Company’s other strong corporate governance practices, your Board believes that adopting a policy separating the roles of Chairman and CEO would weaken our leadership structure without providing any commensurate benefit. Accordingly, we do not believe that implementation of the proposal would be in the best interest of the Company or its shareholders.

For all these reasons, the Board of Directors recommends a vote AGAINST this proposal.

ADDITIONAL INFORMATION

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mail, the Company may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of the Company will be specially compensated for these activities. The Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies. The Company has engaged the proxy soliciting firm of Georgeson Shareholder Communications Inc. to assist in distributing proxy materials and soliciting proxies for the Annual Meeting of Shareholders at an anticipated cost of $8,000 (plus handling fees).

Voting of Proxies

When a choice is specified with respect to any matter to come before the Annual Meeting of Shareholders, the shares represented by the proxy will be voted in accordance with such specifications.

When a choice is not so specified, the shares represented by the proxy will be voted “FOR ALL” nominees named in Proposal One, “FOR” Proposals Two, Three and Four, and “AGAINST” Proposals Five, Six and Seven, as set forth in the Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders and Proxy or Voting Instruction Card.

Management is not aware that any matters other than those specified herein will be presented for action at the Annual Meeting of Shareholders, but if any other matters do properly come before the Annual Meeting of Shareholders, the proxyholders will vote upon those matters in accordance with their best judgment.

In the election of directors, a specification to withhold authority to vote for the slate of nominees named on the proxy or voting instruction card will not constitute an authorization to vote for any other nominee.

Delivery of Proxy Statements

As permitted by the Exchange Act, in those instances where we are mailing a paper copy of the Proxy Statement, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareowners have notified the Company of their desire to receive multiple copies of the Proxy Statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies and/or to request multiple copies of the Proxy Statement in the future should be directed to our Investor Relations Department, 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, (704) 758-1000.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our Investor Relations Department, 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, (704) 758-1000 to request that only a single copy of the Proxy Statement be mailed in the future.

Electronic Delivery of Proxy Materials

Shareholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. If you received a paper copy of this year’s proxy materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided on your proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided when you vote online at the Internet site address listed on your Notice.

Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Board of Directors for consideration for inclusion in the Proxy Statement relating to that meeting on or before December 14, 2009. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, at the Company’s principal executive offices, 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, or faxed to his attention at (704) 757-0598.

In addition, shareholder proposals submitted for consideration at the 2010 Annual Meeting of Shareholders but not submitted for inclusion in our 2010 Proxy Statement pursuant to Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2009 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of the Company’s Bylaws (other than notice pursuant to Rule 14a-8) must be received no earlier than January 29, 2010, and no later than March 1, 2010. However, if the date of the 2010 Annual Meeting of Shareholders is moved more than 30 days before or 60 days after May 29, 2010, notice by the shareholder of a proposal must be delivered not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Shareholder proposals must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws.

ANNUAL REPORT

The Annual Report to Shareholders accompanies this Proxy Statement. The Annual Report is also posted at the following website addresses: www.Lowes.com/investor and www.proxyvote.com. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended January 30, 2009 is posted at www.Lowes.com/investor and is available upon written request addressed to Lowe’s Companies, Inc., Investor Relations Department, 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117.

MISCELLANEOUS

The information referred to in this Proxy Statement under the captions “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted under the Exchange Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Lowe’s under the Exchange Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

Gaither M. Keener, Jr.
Senior Vice President,
General Counsel, Secretary &
Chief Compliance Officer

Mooresville, North Carolina
April 13, 2009

APPENDIX A

CATEGORICAL STANDARDS
FOR DETERMINATION
OF
DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

It has been the long-standing policy of Lowe’s Companies, Inc. (the “Company”) to have a substantial majority of independent directors. No director qualifies as independent under the New York Stock Exchange (“NYSE”) corporate governance rules unless the board of directors affirmatively determines that the director has no material relationship with the Company. The NYSE’s corporate governance rules include several “bright line” tests for director independence. No director who has a direct or indirect relationship that is covered by one of those tests shall qualify as an independent director.

* * * *

The Board of Directors has determined that the following relationships with the Company, either directly or indirectly, will not be considered material relationships for purposes of determining whether a director is independent:

•	Relationships in the ordinary course of business. Relationships involving (1) the purchase or sale of products or services or (2) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•	any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1 million or (ii) 2% of such other organization’s consolidated gross revenues

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available either to similarly situated customers or current employees

•	the relationship does not involve consulting, legal, or accounting services provided to the Company or its subsidiaries

•	any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers

•	Relationships with organizations to which a director is connected solely as a shareholder or partner. Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•	Contributions to charitable organizations. Contributions made or pledged by the Company, its subsidiaries, or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee if the following conditions are satisfied:

•	within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year

•	the charitable organization is not a family foundation created by the director or an immediate family member.

A-1

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•	Equity relationship. If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest, and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	Stock ownership. The director is the beneficial owner (as that term is defined under Rule 13d of the Securities Exchange Act of 1934, as amended) of less than 10% of the Company’s outstanding capital stock.

•	Other family relationships. A relationship involving a director’s relative who is not an immediate family member of the director.

•	Employment relationship. The director has not been an employee of the Company or any of its subsidiaries during the last five years.

•	Employment of immediate family members. No immediate family member of the director is a current employee, or has been an executive officer during the last five years, of the Company or any of its subsidiaries.

•	Relationships with acquired or joint venture entities. In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

•	Voting arrangements. The director is not a party to any contract or arrangement with any member of the Company’s management regarding the director’s nomination or election to the Board, or requiring the director to vote with management on proposals brought before the Company’s shareholders.

Definitions of Terms Used in these Categorical Standards

•	“Immediate Family Member” — includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•	“Executive Officer” means the president, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for an organization.

A-2

APPENDIX B

LOWE’S COMPANIES, INC.
2006 LONG TERM INCENTIVE PLAN

B-i

B-ii

ARTICLE I
INTRODUCTION AND PURPOSE

Lowe’s Companies, Inc. previously adopted the Lowe’s Companies, Inc. 2006 Incentive Plan under which the Company may make equity awards to employees who contribute significantly to the profits or growth of the Company. Effective as of March 20, 2009, subject to shareholder approval, the Plan is amended and restated as set forth in this instrument to provide that members of the Board of Directors who are not employees are permitted to participate in the Plan and to eliminate limitations on the specific types of awards that may be made under the Plan.

ARTICLE II
DEFINITIONS

Section 2.1  Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

Section 2.2  Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an Option or a SAR granted to such Participant.

Section 2.3  Board means the Board of Directors of the Company.

Section 2.4  Cause as a reason for a Participant’s termination of employment as an employee shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Subsidiary; provided, however, that if there is no such employment agreement in which such term is defined, “Cause” shall mean (i) the Participant’s willful and continued failure to perform his or her duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Participant, after reasonable efforts, to meet performance expectations), after a written demand for performance is delivered to the Participant by his or her supervisor which specifically identifies the manner in which the Company or a Subsidiary believes that the Participant has not substantially performed his or her duties; or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.

Section 2.5  Change in Control means the occurrence of any one of the following events:

(i) individuals who constitute the Board as of March 20, 2009 (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) an acquisition directly by or from the Company or any Subsidiary; (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not a Subsidiary of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

Section 2.6  Code means the Internal Revenue Code of 1986, and any amendments thereto.

Section 2.7  Committee means:

(i) the Compensation Committee of the Board, with respect to awards under the Plan to Participants who are not Outside Directors and the administration of such awards; and

(ii) the Executive Committee of the Board, with respect to awards under the Plan to Outside Directors and the administration of such awards.

Notwithstanding the foregoing, at the discretion of the Board from time to time, the Plan may be administered by the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section) shall include the Board. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

Section 2.8  Common Stock means the common stock of the Company.

Section 2.9  Company means Lowe’s Companies, Inc., a North Carolina corporation.

Section 2.10  Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

Section 2.11  Covered Employee means a Participant who the Administrator determines meets the definition of a covered employee as defined in Code Section 162(m)(3) and the regulations promulgated thereunder.

Section 2.12  Deferred Stock Account means that bookkeeping record established for each Participant who earns a Deferred Stock Benefit. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Deferred Stock Benefits attributable to forfeited Stock Awards and awards of Performance Shares in accordance with Article XI.

Section 2.13  Deferred Stock Benefit means the deferred benefit earned by a Participant in accordance with Section 11.1 that results in payments governed by Section 11.3.

Section 2.14  Disability of a Participant means a mental or physical disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his or her customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in either case, has lasted or can reasonably be expected to last for at least 180 days out of a period of 365 consecutive days. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. Notwithstanding the above, with respect to a Participant who is an Outside Director and with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

Section 2.15  Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.

Section 2.16  Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

Section 2.17  Good Reason for a Participant’s termination of employment as an employee following a Change in Control shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Subsidiary; provided, however, that if there is no such employment agreement in which such term is defined, “Good Reason” shall mean any of the following acts by the Company or a Subsidiary without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Subsidiary promptly after receipt of notice thereof given by the Participant): (i) diminution of the Participant’s position, authority, title, reporting requirements, duties, or responsibilities as in effect on the date immediately prior to the Change in Control, (ii) a reduction by the Company or a Subsidiary in the Participant’s base salary as in effect on the date immediately prior to the Change in Control, or (iii) the Company’s requiring the Participant, without his or her consent, to be based at any office or location more than 50 miles from the office or location at which the Participant was based on the date immediately prior to the Change in Control, or to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

Section 2.18  Initial Value means, with respect to a SAR, the value the Administrator assigns to the SAR on the date the SAR is granted.

Section 2.19  Incentive Stock Option means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. An Outside Director may not be granted an Incentive Stock Option under the Plan.

Section 2.20  Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

Section 2.21  Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 2.22  Outside Director means a member of the Board who is not an employee of the Company or a Subsidiary.

Section 2.23  Participant means (i) an employee of the Company or a Subsidiary who satisfies the requirements of Article IV and who is selected by the Administrator to receive a Stock Award, an award of Performance Shares, an Option or a SAR or a combination thereof, or who has a Deferred Stock Benefit or (ii) an Outside Director who receives an award under the Plan.

Section 2.24  Performance Shares means an award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified share equal to the Fair Market Value of Common Stock on the date of payment.

Section 2.25  Plan means the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as set forth herein and as amended from time to time.

Section 2.26  Retirement of a Participant who is not an Outside Director means such Participant’s voluntary termination of employment on or after the later of (i) 90 days after the Participant has provided written notice to the Company’s Secretary of his or her decision to retire, or (ii) the Participant’s attainment of age 60. The term “Retirement” does not include a termination of the Participant’s employment by the Company or a Subsidiary for Cause. Retirement of an Outside Director means the Outside Director’s voluntary termination of service as a member of the Board on or after the latest of (i) 90 days after the Outside Director has provided written notice to the Company’s Secretary of the decision to retire, (ii) the Outside Director’s attainment of age 60, and (iii) with respect to a particular award under the Plan, the date that is six months after the award date on which such award was granted. Notwithstanding the foregoing, the Administrator shall have the discretionary power and authority to adopt an alternative definition of Retirement for purposes any award made under the Plan so long as such alternative definition is set forth in the Agreement for such award.

Section 2.27  SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

Section 2.28  Stock Award means Common Stock or units representing Common Stock awarded to a Participant under Article VIII.

Section 2.29  Subsidiary means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to grant Stock Awards, Performance Shares, Options and SARs upon such terms (not inconsistent with the provisions of the Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award or an award of Performance Shares. Notwithstanding any such conditions, pursuant to Article X, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an award of Performance Shares may be settled. The Administrator shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements and documents used in connection with the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Administrator or the Committee shall not be construed as limiting any power or authority of the Administrator or the Committee. Any decision made, or action taken, by the Administrator or the Committee in connection with the administration of the Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to the Plan or any Agreement, Option, SAR, Stock Award or award of Performance Shares. All expenses of administering the Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to a special committee consisting of one or more directors who are also officers of the Company or the Executive Committee of the Board, all or part of the Committee’s authority and duties with respect to grants and awards to individuals who at the time of grant are not, and are not anticipated to become, either (i) Covered Employees or (ii) persons subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV
ELIGIBILITY

Any Outside Director and any employee of the Company or a Subsidiary (including a corporation that becomes a Subsidiary after the adoption of the Plan) who the Administrator, in its sole discretion, determines has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary shall be eligible to participate in the Plan.

ARTICLE V
STOCK SUBJECT TO PLAN

Section 5.1  Shares Issued.  Upon the award of shares of Common Stock pursuant to a Stock Award or in settlement of an award of Performance Shares, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR or upon distribution of Deferred Stock Benefits the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

Section 5.2  Aggregate Limit.  Subject to adjustment as provided in Article XII, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 50,000,000 (which number reflects a 2-for-1 split of the Common Stock after the Plan was originally adopted).

Section 5.3  Share Counting.  The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in the number of shares of Common Stock available under Section 5.2 if the number of shares of Common Stock actually delivered to a Participant differs from the number of shares of Common Stock previously counted in connection with an award to the Participant, subject, however, to the following:

(i) Common Stock subject to an award (whether granted under the Plan before or after its amendment and restatement effective March 20, 2009) that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Stock to the Participant will again be available for awards under the Plan.

(ii) Common Stock that is withheld in payment of the exercise price of an Option or in payment of withholding taxes relating to an award shall be deemed to constitute Common Shares delivered to the Participant and shall not be available for awards under the Plan.

(iii) Upon the exercise of an Option or if a SAR is settled with Common Stock, the total number of shares of Common Stock subject to the Option or SAR (as the case may be) shall be deemed delivered to the Participant (regardless of the number of Common Shares actually paid to the Participant) and shall not be available for awards under the Plan.

(iv) Shares of Common Stock issued in settlement of a Deferred Stock Benefit, and the shares of Common Stock subject to the Option, Stock Award or Performance Share award (or portion thereof) with respect to which such Deferred Stock Benefit was earned or elected, shall be counted toward the limitation in Section 5.2 only once (even in the case of shares subject to a Stock Award that are cancelled in connection with the Deferred Stock Benefit); provided, however, that shares of Common Stock issued in settlement of a Deferred Stock Benefit that constitute earnings on deferred or forfeited shares of Common Stock shall be counted separately toward such limitation.

ARTICLE VI
OPTIONS

Section 6.1  Award.  The Administrator will designate each individual to whom an Option is to be granted and will specify the terms of the Option, including the vesting schedule, whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, and the number of shares of Common Stock covered by such awards; provided, however, that no individual may be granted Options in any fiscal year covering more than 1,500,000 shares of Common Stock; provided further, however, that in connection with his or her initial employment as an employee with the Company or a Subsidiary, a Participant may be granted Options with respect to up to an additional 1,000,000 shares of Common Stock, which shall not count against the foregoing annual limit.

Section 6.2  Option Price.  The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted.

Section 6.3  Maximum Option Period.  The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

Section 6.4  Ten Percent Shareholders.  Notwithstanding Sections 6.2 and 6.3, no Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Common Stock at the date of grant and the Option expires no later than five years after the date of grant.

Section 6.5  Limit for Incentive Stock Options.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.

Section 6.6  Exercise.  Subject to the other provisions of the Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. An Option granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

Section 6.7  Payment.  Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator (including “cashless exercise” arrangements). If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company (by attestation of ownership or actual delivery of one or more certificates). If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

Section 6.8  Disposition of Stock.  A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII
SARS

Section 7.1  Award.  In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by such awards; provided, however, that no individual may be granted SARs in any fiscal year covering more than 1,500,000 shares; provided further, however, that in connection with his or her initial employment as an employee with the Company or a Subsidiary, a Participant may be granted SARs with respect to up to an additional 1,000,000 shares of Common Stock, which shall not count against the foregoing annual limit. For purposes of the preceding sentence, an Option and Corresponding SAR shall be treated as a single award. In addition, no Participant may be granted Corresponding SARs (under all incentive plans of the Company and its affiliates) that are related to Incentive Stock Options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

Section 7.2  Initial Value.  The Initial Value of an SAR shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the SAR is granted.

Section 7.3  Maximum SAR Period.  The term of each SAR shall be determined by the Administrator on the date of grant, except that no Corresponding SAR shall have a term of more than ten years from the date such related Option was granted (or, if Section 6.4 applies, five years from such date of grant).

Section 7.4  Exercise.  Subject to the other provisions of the Plan and the applicable Agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. A SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

Section 7.5  Settlement.  At the Administrator’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

ARTICLE VIII
STOCK AWARDS

Section 8.1  Award.  In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive Stock Awards in any fiscal year for more than 600,000 shares or units representing shares of Common Stock. Stock Awards may be shares of Common Stock or units representing shares of Common Stock.

Section 8.2  Vesting.  A Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. The period of restriction of a Stock Award granted to a Participant who is not an Outside Director shall be at least three years; provided, however, that the minimum period of restriction for such Participant shall be at least one year in the case of a Stock Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Administrator.

Section 8.3  Performance Objectives.  In accordance with Section 8.2, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to (i) the Company’s earnings before interest and taxes (EBIT), (ii) the Company’s earnings before taxes, (iii) the Company’s earnings before taxes in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iv) the achievement by the Company, a Subsidiary or an operating unit of stated objectives with respect to return on equity, earnings per share, total earnings, earnings growth, return on capital, or return on assets, (v) Fair Market Value, (vi) revenues, (vii) total shareholder return, (viii) operating earnings or margin, (ix) economic profit or value created, (x) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures, or (xi) any combination of the foregoing. If the Administrator, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Administrator certifies that such objectives have been achieved.

Section 8.4  Shareholder Rights.  Prior to their forfeiture in accordance with the terms of the applicable Agreement, a Participant will have all rights of a shareholder with respect to a Stock Award consisting of shares of Common Stock unless such rights are limited by the terms of the applicable Agreement, including the right to receive dividends and vote the shares; provided, however, that during such period (i) except as provided in Section 10.1, a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of

Common Stock granted pursuant to or represented by a Stock Award, (ii) the Company shall retain custody of the shares of Common Stock granted pursuant to or represented by a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under or represented by the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX
PERFORMANCE SHARE AWARDS

Section 9.1  Award.  In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive an award of Performance Shares in any fiscal year for more than 600,000 shares of Common Stock.

Section 9.2  Earning the Award.  The Administrator, on the date of the grant of an award, shall prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Administrator during a performance measurement period of at least one year. The performance objectives may be stated with respect to (i) the Company’s earnings before interest and taxes (EBIT), (ii) the Company’s earnings before taxes, (iii) the Company’s earnings before taxes in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iv) the achievement by the Company, a Subsidiary or an operating unit of stated objectives with respect to return on equity, earnings per share, total earnings, earnings growth, return on capital, or return on assets, (v) Fair Market Value, (vi) revenues, (vii) total shareholder return, (viii) operating earnings or margin, (ix) economic profit or value created, (x) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures, or (xi) any combination of the foregoing. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Administrator certifies that stated objectives have been achieved.

Section 9.3  Payment.  In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

ARTICLE X
PROVISIONS APPLICABLE TO AWARDS GENERALLY

Section 10.1  Limits on Transfer.  No right or interest of a Participant in any unexercised or restricted award issued under the Plan may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. No unexercised or restricted award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

Section 10.2  Acceleration upon Death or Disability.  Except as otherwise provided in the Agreement, upon the Participant’s death or Disability during his or her employment or service, all outstanding Options and SARs shall become fully exercisable and all restrictions and performance conditions on outstanding Stock Awards and Performance Shares shall lapse. Any Option or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Agreement. To the extent that this provision causes Incentive Stock Options to exceed the $100,000 limitation set forth in Section 6.5, the excess Options shall be deemed to be Non-Qualified Stock Options.

Section 10.3  Acceleration upon a Change in Control.  Except as otherwise provided in the Agreement, upon termination of an employee Participant’s employment by the Company without Cause, or by an employee Participant for Good Reason, within a period of one year following the occurrence of a Change in Control, all outstanding Options and SARs held by such Participant shall become fully exercisable and all restrictions and performance conditions on outstanding Stock Awards and awards of Performance Shares held by such Participant shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the $100,000 limitation set forth in Section 6.5, the excess Options shall be deemed to be Non-Qualified Stock Options.

Section 10.4  Acceleration for any other Reason.  Regardless of whether an event has occurred as described in Section 10.3 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options or SARs shall become fully or partially exercisable, or that all or a part of the restrictions and performance conditions on all or a portion of any outstanding Stock Awards and Performance Shares shall lapse, in either case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among awards granted to a Participant in exercising its discretion pursuant to this Section 10.4. To the extent that this provision causes Incentive Stock Options to exceed the $100,000 limitation set forth in Section 6.5, the excess Options shall be deemed to be Non-Qualified Stock Options.

Section 10.5  Effect of Acceleration.  If an award is accelerated under the Plan in connection with a particular business transaction, the Committee may, in its sole discretion, provide (i) that the award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the award will be settled in cash rather than Common Stock, (iii) that the award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

Section 10.6  Termination of Employment.  Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Company to one of its Parents or Subsidiaries, transfers from a Subsidiary to the Company, or transfers from one Subsidiary to another Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Subsidiary. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company or a Subsidiary for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

Section 10.7  Form of Payment for Awards.  Subject to the terms of the Plan and any applicable law or Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Common Stock, other awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

ARTICLE XI
MANDATORY DEFERRAL OF STOCK AWARDS

Section 11.1  Deferred Stock Benefits.  A Deferred Stock Benefit was earned by a Participant who was an employee of the Company or a Subsidiary and whose applicable employee remuneration, as defined in Code Section 162(m)(4), exceeded the limit in Code Section 162(m)(1) prior to January 1, 2009. Such Deferred Stock Benefit consists of a credit equal to the portion of a Stock Award or an award of Performance Shares that, pursuant to procedures established by the Administrator, was forfeited because its vesting or transferability, or its settlement, prior to January 1, 2009 would have caused the limit in Code Section 162(m)(1) to be exceeded. Deferred Stock Benefits were credited to a Deferred Stock Account and are credited with earnings as described in Section 11.2. Deferred Stock Benefits may not be assigned by a Participant.

Section 11.2  Dividends.  A Deferred Stock Account shall be credited with any dividends that would have been paid on the whole shares of Common Stock credited to the Deferred Stock Account. A Deferred Stock Account shall be credited with the number of whole and fractional shares of Common Stock that a Participant could have purchased with such dividends based on the Fair Market Value on the day before such dividends are credited to the account. The Deferred Stock Account shall be credited as of the day that dividends are paid on the Common Stock.

Section 11.3  Distributions.  Deferred Stock Benefits will be paid to a Participant who is an employee of the Company or a Subsidiary in a single sum no later than the last day of the Company’s fiscal year in which the distribution would not result in the Participant’s applicable employee remuneration, as defined in Code Section 162(m)(4), to exceed the limit in Code Section 162(m)(1). A Deferred Stock Benefit shall be distributed in shares of Common Stock, and cash in lieu of fractional shares, equal to the number of whole and fractional shares of Common Stock credited to the Participant’s Deferred Stock Account on the last day of the month preceding the month of distribution. Notwithstanding the foregoing, no payments of Deferred Stock Benefits to a “key employee” (as defined in Code Section 409A) shall be made prior to the date required to comply with Code Section 409A.

Section 11.4  Beneficiaries.  A Participant may designate one or more beneficiaries, on a form acceptable to the Administrator or its designee, to receive the Participant’s Deferred Stock Benefits in the event of the Participant’s death. If there is no valid designation by the Participant, or if the designated beneficiary fails to survive the Participant or otherwise fails to take the benefit, the Participant’s beneficiary is the first of the following who survives the Participant: a Participant’s spouse (the person legally married to the Participant at the time of the Participant’s death), the Participant’s children in equal shares, and the Participant’s estate.

Section 11.5  Termination of Mandatory Deferrals.  Notwithstanding any contrary provision of the Plan, no Participant shall earn a Deferred Stock Benefit under the Plan with respect to any Stock Award or award of Performance Shares outstanding or awarded on and after January 1, 2009.

ARTICLE XII
ADJUSTMENT UPON CHANGE IN COMMON STOCK

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Sections 5.2, 6.1, 6.5, 7.1, 8.1, and 9.1 shall be adjusted proportionately, and the Committee may adjust Options, SARs, Performance Shares, Stock Awards and Deferred Stock Benefits to preserve the benefits or potential benefits of such awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding awards; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Common Stock, the authorization limits under Sections 5.2, 6.1, 6.5, 7.1, 8.1, and 9.1 shall be increased proportionately, and the shares of Common Stock then subject to each Option, SAR, Performance Share, Stock Award and Deferred Stock Benefit shall be increased proportionately without any change in the aggregate purchase price therefor.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares that may be granted or distributed under the Plan; the per individual limitations on the number of shares for which Options, SARs, Performance Shares and Stock Awards may be granted; or the terms of outstanding Stock Awards, Options, Performance Shares or SARs or undistributed Deferred Stock Benefits.

The Committee may make Stock Awards and may grant Options, SARs, and Performance Shares in substitution for similar awards held by an individual who becomes an employee of the Company or a Subsidiary in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.2), the terms of such substituted awards shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII
COMPLIANCE WITH LAW

No Option or SAR shall be exercisable, no Common Stock shall be issued, no shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, a Performance Share is settled or for which an

Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Share shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.1  Effect on Employment and Service.  Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

Section 14.2  Unfunded Plan.  The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

Section 14.3  Rules of Construction.  Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

Section 14.4  No Rights to Awards.  No Participant or any eligible participant shall have any claim to be granted any award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

Section 14.5  No Shareholder Rights.  Subject to Section 8.4, no award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with such award.

Section 14.6  Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the award shares of Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Administrator establishes.

Section 14.7  Governing Law.  To the extent not governed by federal law, the Plan and all Agreements shall be construed in accordance with and governed by the laws of the State of North Carolina.

ARTICLE XV
AMENDMENT, MODIFICATION, AND TERMINATION

Section 15.1  Amendment, Modification, and Termination.  The Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

Section 15.2  Awards Previously Granted.  At any time and from time to time, the Committee may amend, modify or terminate any outstanding award without approval of the Participant; provided, however:

(i) subject to the terms of the applicable Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination;

(ii) the original term of an Option or SAR may not be extended; and

(iii) without the further approval of the shareholders of the Company, no amendment or modification of an Option or SAR shall reduce the Option exercise price or the Initial Value of the SAR, no Option or SAR shall be cancelled in exchange for cash, other awards or Options or SARs having a lower Option exercise price or SAR Initial Value. (This Section 15.2(iii) is intended to prohibit the repricing of “underwater” Options and SARs, except as otherwise expressly permitted by the anti-dilution provision in Article XII.)

Section 15.3  Deferred Stock Benefits.  Notwithstanding the provisions of Section 15.1, except for an amendment or termination of the Plan caused by the determination of the Board that the laws upon which the Plan is based have changed in a manner that negates the Plan’s objectives, the Board may not alter, amend, suspend, or terminate the terms of the Plan applicable to Deferred Stock Benefits without the majority consent of all Participants for whom a Deferred Stock Account is maintained at the time of the amendment or termination if that action would result either in a distribution of all Deferred Stock Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Stock Benefits to applicable Participants.

Section 15.4  Code Section 409A Amendments.  Notwithstanding any other provision of this Article XV, the Committee may amend or modify the Plan or any outstanding Option, SAR, Stock Award, Performance Share award or Deferred Stock Benefit without the approval of any Participant or beneficiary to the extent necessary to cause the Plan or such award to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as amended by the American Jobs Creation Act of 2004) and any rules or regulations issued thereunder by the United States Department of the Treasury.

ARTICLE XVI
DURATION OF PLAN

No Stock Award, Performance Share award, Option or SAR may be granted under the Plan after March 1, 2016. Stock Awards, Performance Shares awards, Options and SARs granted before that date shall remain valid in accordance with their terms. The Plan shall remain in effect with respect to Deferred Stock Benefits until all Deferred Stock Accounts have been distributed in full, unless sooner terminated by the Board in accordance with Article XV.

APPENDIX C

ARTICLE 9 OF LOWE’S
ARTICLES OF INCORPORATION

ARTICLE 9 OF LOWE’S ARTICLES OF INCORPORATION

9. (a) Vote Required for Certain Business Combinations.

(i) Higher Vote for Certain Business Combinations.  In addition to any affirmative vote required by law or this Charter, and except as otherwise expressly provided in Section (b) of this Article:

(A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other Corporation which immediately before such merger or consolidation is an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

(B) any statutory share exchange in which any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder acquires the issued and outstanding shares of any class or Capital Stock of the Corporation or a Subsidiary; or

(C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions during any 12 month period) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) in excess of 5% of the Corporation’s consolidated assets as of the date of the most recently available financial statements; or any guaranty by the Corporation or any Subsidiary (in one transaction or a series of transactions during any 12 month period) of indebtedness of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in excess of 5% of the Corporation’s consolidated assets as of the date of the most recently available financial statements; or any transaction or series of transactions involving in excess of 5% of the Corporation’s consolidated assets as of the date of the most recently available financial statements to which the Corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder is a party; or

(D) the sale or other disposition by the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder (in one transaction or a series of transactions during any 12 month period) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value in excess of 5% of the aggregate Fair Market Value of all outstanding Voting Shares of the Corporation as of the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”) except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series; or

(E) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(F) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly (in one transaction or a series of transactions during any 12 month period), of increasing by more than 5% the percentage of any class of securities of the Corporation or any Subsidiary directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 70% of the outstanding Voting Shares. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(ii) Definition of “Business Combination.”  The term “Business Combination” as used in this Article shall mean any transaction which is referred to in any one or more of clauses (A) through (F) of paragraph (i) of this Section (a).

(b) When Higher Vote is Not Required for Certain Business Combination.  The provisions of Section (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such approval as is required by law and any other provision of these Articles of Incorporation, if consideration will be paid to the holders of each class or series of Voting Shares and all of the conditions specified in either of the following paragraphs (i) or (ii) are met.

(i)  Approval by Disinterested Directors.  The Business Combination shall have been approved by a majority of those persons who are Disinterested Directors (as hereinafter defined).

(ii)  Price and Procedure Requirements.

(A) The aggregate amount of the cash and the Fair Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of each class or series of Voting Shares in such Business Combination shall be at least equal to the highest of the following (taking into account all stock dividends and stock splits):

(I) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class or series acquired by it (1) within the two year period (the “Preannouncement Period”) ending at 11:59 p.m., Eastern time, on the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(II) the Fair Market Value per share of such class or series on the Determination Date or on the day after the Announcement Date, whichever is higher;

(III) (if applicable) the price per share equal to the Fair Market Value per share of such class or series determined pursuant to paragraph (ii)(A)(II) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class or series acquired by it within the Preannouncement Period, to (2) the Fair Market Value per share of such class or series on the first day during the Preannouncement Period upon which the Interested Stockholder acquired any shares of such class or series; and

(IV) (if applicable), the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the Corporation.

(B) The consideration to be received by the holder of outstanding shares in such Business Combination shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of the same class or series. If the Interested Stockholder has paid for shares with varying forms of consideration, the form of consideration shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the Interested Stockholder.

(C) During such portion of the three year period preceding the Announcement Date that such Interested Stockholder has been an Interested Stockholder, except as approved by a majority of the Disinterested Directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding shares of the Corporation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on any class or series of Voting Shares, (except as necessary to reflect any subdivision of the class or series) and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the class or series; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional Voting Shares except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(D) During such portion of the three year period preceding the Announcement Date that such Interested Stockholder has been an Interested Stockholder, except as approved by a majority of the Disinterested Directors, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(E) Except as otherwise approved by a majority of the Disinterested Directors, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c) Certain Definitions.

For the purposes of this Article:

(i) A “person” shall mean any individual, firm, corporation, partnership, joint venture, or other entity.

(ii) “Interested Stockholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Voting Shares of the Corporation; provided, however, the term Interested Stockholder shall not include the Corporation, any Subsidiary, or any savings, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any fiduciary with respect to any such plan when acting in such capacity.

For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Voting Shares deemed to be outstanding shall include shares deemed owned through application of paragraph (iii) of this Section (c) but shall not include any other Voting Shares that may be issuable pursuant to any contract, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(iii) A person shall be a “beneficial owner” of any Voting Shares as to which such person and any of such person’s Affiliates or Associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:

(A) voting power, which includes the power to vote, or to direct the voting of the Voting Shares;

(B) investment power, which includes the power to dispose or to direct the disposition of the Voting Shares;

(C) economic benefit, which includes the right to receive or control the disposition of income or liquidation proceeds from the Voting Shares; or

(D) the right to acquire voting power, investment power or economic benefit (whether such right is exercisable immediately or only after the passage of time) pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

provided, that in no case shall a Director of the Corporation be deemed to be the beneficial owner of Voting Shares beneficially owned by another Director of the Corporation solely by reason of actions undertaken by such persons in their capacity as Directors of the Corporation.

(iv) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

(v) “Associate” means as to any specified person:

(A) any entity (other than the Corporation and its Subsidiaries) of which such person is an Officer, Director or partner or is, directly or indirectly, the beneficial owner of 10% or more of the Voting Shares;

(B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; or

(C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is an Officer or Director of the Corporation or any of its Affiliates.

(vi) As to any Corporation, “Subsidiary” means any other Corporation of which it owns directly or indirectly a majority of the Voting Shares.

(vii) “Disinterested Director” means any member of the Board of Directors who:

(A) was elected to the Board of Directors of the Corporation at the 1986 Annual Meeting of Shareholders; or

(B) was recommended for election by a majority of the Disinterested Directors then on the Board, or was elected by the Board to fill a vacancy and received the affirmative vote of a majority of the Disinterested Directors then on the Board.

(viii) “Fair Market Value” means:

(A) in the case of stock the highest closing sale price during the 30 day period ending at 11:59 p.m., Eastern time, on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period ending at 11:59 p.m., Eastern time, on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors; and

(B) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors.

(ix) “Voting Shares” shall mean the outstanding shares of all classes or series of the Corporation’s stock entitled to vote generally in the election of Directors.

(x) “Control” shall mean the possession, directly or indirectly, through the ownership of voting securities, by contract, arrangement, understanding, relationship or otherwise, of the power to direct or cause the direction of the management and policies of the person. The beneficial ownership of 20% or more of the Corporation’s Voting Shares shall be deemed to constitute control.

(d) Certain Determinations.

Directors who are Disinterested Directors of the Corporation shall have the power and duty to determine for the purpose of this Article, on the basis of information known to them after reasonable inquiry, (i) whether a particular person is an Interested Stockholder, (ii) the number of Voting Shares beneficially owned by such person, (iii) whether any person is an Affiliate or Associate of such person, and (iv) whether the assets that are the subject of any Business Combination involving such person have an aggregate Fair Market Value in excess of 5% of the Corporation’s consolidated assets as of the date of the most recently available financial statement, or the securities to be issued or transferred by the Corporation or any Subsidiary in any Business Combination involving such person have an aggregate Fair Market Value in excess of 5% of the aggregate Fair Market Value of all outstanding Voting Shares of the Corporation as of the Determination Date.

(e) No Effect on Certain Obligations.

Nothing contained in this Article shall be construed to relieve any Interested Stockholder or any Director of the Corporation from any obligation imposed by law.

(f) Amendment or Repeal.

The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote or either:

(i) the holders of at least 70% of the outstanding Voting Shares; or

(ii) a majority of those Directors who are Disinterested Directors and the holders of the requisite number of shares specified under applicable North Carolina law for the amendment of the charter of a North Carolina corporation.

Important Information Concerning the Lowe’s Annual Meeting

Check-in begins: 8:30 a.m.	Meeting begins: 10:00 a.m.

•	Lowe’s shareholders, including joint holders, as of the close of business on March 27, 2009, the record date for the Annual Meeting, are entitled to attend the Annual Meeting on May 29, 2009.

•	All shareholders and their proxies should be prepared to present photo identification for admission to the meeting.

•	If you are a record holder or a participant in the Company’s 401(k) Plan, Employee Stock Purchase Plan or Direct Stock Purchase Program, your share ownership will be verified against a list of record holders or plan or purchase program participants as of the record date prior to your being admitted to the meeting.

•	If you are not a record holder or a participant in one of the Company’s plans or purchase programs, but hold shares through a broker, trustee, or nominee, you will be asked to present proof of beneficial ownership of Lowe’s shares as of the record date, such as your most recent brokerage statement prior to March 27, 2009 or other evidence of ownership.

•	Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on March 27, 2009.

•	Failure to present identification or otherwise comply with the above procedures will result in exclusion from the meeting.

THANK YOU FOR YOUR INTEREST AND SUPPORT — YOUR VOTE IS IMPORTANT.

Directions to the Ballantyne Resort, 10000
Ballantyne Commons Parkway, Charlotte, North Carolina

From Charlotte Douglas International Airport:

Take the airport freeway to Billy Graham Parkway South (you will exit to your right) and continue approximately 8 miles. Take I-77 South to I-485 East, take exit 61 Johnston Road and turn right onto Johnston Road. Ballantyne Resort is on your left at the first traffic light.

From 1-85 North:

Take I-85 North to I-485 South to exit 61 Johnston Road. Turn right onto Johnston Road and turn left at the next light into Ballantyne Resort.

From 1-85 South:

From I-85 South take the I-485 South/West exit at Concord, NC and continue on I-485 to exit 61 B Johnston Road (2nd exit under bridge). Turn right onto Johnston Road (headed South) and Ballantyne Resort is on your left at the second traffic light.

From 1-77 South:

Take I-77 South to I-485 East, take exit 61 Johnston Road and turn right onto Johnston Road. Ballantyne Resort is on your left at the first traffic light.

From 1-77 North:

Take I-77 North to I-485 East, take exit 61 Johnston Road and turn right onto Johnston Road. Ballantyne Resort is on your left at the first traffic light.

Printed on Recycled Paper

Lowe’s and the gable design are registered trademarks of LF, LLC.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 A.M. Eastern Time on May 29, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 1000 LOWE’S BOULEVARD ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Lowe’s Companies, Inc. in MAIL CODE: NB7IR mailing proxy materials, you can consent to receiving all future proxy statements, MOORESVILLE, NC 28117 proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 12:00 A.M. Eastern Time on May 29, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lowe’s Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C BELOW AND DATE AND SIGN IN SECTION D AT THE BOTTOM OF THIS CARD. VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LOWEC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LOWE’S COMPANIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the A Election of Directors — Lowe’s Board of Directors number(s) of the nominee(s) on the line below. recommends a vote FOR the listed nominees. Nominees: 0 0 0 01) Peter C. Browning 02) Marshall O. Larsen 03) Stephen F. Page 04) O. Temple Sloan, Jr. For Against Abstain B Proposals of Management — Lowe’s Board of Directors recommends a vote FOR Proposals 2, 3 and 4. 2. To approve amendments to the Company’s 2006 Long Term Incentive Plan. 0 0 0 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. 0 0 0 4. To approve amendments to Lowe’s Articles of Incorporation eliminating all remaining supermajority vote requirements. 0 0 0 For Against Abstain C Shareholder Proposals — Lowe’s Board of Directors recommends a vote AGAINST Proposals 5, 6 and 7. 5. Shareholder proposal regarding reincorporating in North Dakota. 0 0 0 6. Shareholder proposal regarding health care reform principles. 0 0 0 7. Shareholder proposal regarding separating the roles of chairman and CEO. 0 0 0 D Authorized Signatures — This section must be completed for your instructions to be executed — Date and Sign Below. Please indicate if you 0 0 Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, plan to attend this administrator, trustee, or guardian, please give full title as such, and where more than one name appears, each meeting. Yes No should sign. If a corporation, this signature should be that of an authorized officer who should state his or her title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.proxyvote.com. 2009 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF LOWE’S BOARD OF DIRECTORS The undersigned hereby appoints Gaither M. Keener, Jr. and Robert F. Hull, Jr., and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Lowe’s Companies, Inc. held of record by the undersigned at the close of business on March 27, 2009, at the Annual Meeting of Shareholders to be held on May 29, 2009, or any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof, exercising their discretion as set forth in the 2009 Notice of Annual Meeting of Shareholders and Proxy Statement. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR ALL” nominees named in Proposal 1, “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposals 5, 6 and 7. This card also constitutes voting instruction to State Street Bank and Trust Company, the Trustee of the Lowe’s 401 (k) Plan, to vote the shares of Common Stock of Lowe’s Companies, Inc., if any, allocated to the undersigned’s 401 (k) account pursuant to the instructions on the reverse side. Any allocated shares for which no instructions are timely received will be voted by the Trustee in the manner directed by the Lowe’s administrative committee. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET. (Items to be voted appear on reverse side.)